UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMERCIAL METALS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CMC Commercial Metals

2020

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

To Be Held Virtually On January 13, 2021

WHEN: Wednesday, January 13, 2021 10:00 a.m., Central Standard Time WHERE: Online at www.proxydocs.com/CMC RECORD DATE: November 18, 2020

AGENDA:

(1)  the election of the three persons named in the accompanying proxy statement to serve as Class II directors until the 2024 annual meeting of stockholders and until their successors are elected;

(2)  the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021;

(3)  an advisory vote on executive compensation; and

(4)  the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In light of the COVID-19 pandemic, and to support the health and well-being of our stockholders, directors and employees, the Annual Meeting will be a virtual meeting, conducted exclusively via live audio webcast. There will be no physical location for the Annual Meeting. To attend the virtual Annual Meeting, you must register in advance at www.proxydocs.com/CMC no later than 5:00 p.m. Eastern Time on January 11, 2021. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting.

We have elected to provide access to our proxy materials over the Internet at www.proxydocs.com/CMC instead of mailing printed copies of those materials to each stockholder. We believe that furnishing these materials electronically allows us to more efficiently provide our stockholders with our proxy materials while reducing costs and reducing the impact of the Annual Meeting on the environment. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials you previously received. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically, unless you elect otherwise.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, please vote your shares by one of the following ways:

By Telephone	By Internet	By Mail

Call the toll-free number provided on the proxy card	Follow online instructions on the proxy card	Return the proxy card by mail

Instructions are described in the Notice Regarding the Availability of Proxy Materials you previously received. Proxies forwarded by or for banks, brokers, trusts or other nominees should be returned as requested by them. The prompt return of proxies will save the expense involved in further communication.

By Order of the Board of Directors,

JODY K. ABSHER

Corporate Secretary

Irving, Texas

November 23, 2020

To Be Held Virtually On January 13, 2021

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Commercial Metals Company (“we,” “CMC” or “the Company”) for use at the annual meeting of our stockholders to be held via live audio webcast at www.proxydocs.com/CMC on Wednesday, January 13, 2021 at 10:00 a.m., Central Standard Time (the “Annual Meeting”), and at any and all postponements or adjournments of the Annual Meeting. The approximate date on which this proxy statement and accompanying proxy card are first being made available to stockholders is November 23, 2020.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless you specifically request a printed copy. Instead, on or about November 23, 2020, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials and annual report on the Internet. The Notice Regarding the Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice Regarding the Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

Shares represented by each proxy, if properly executed and returned to us prior to the Annual Meeting in accordance with the instructions in the accompanying proxy card and the Notice Regarding the Availability of Proxy Materials, will be voted as directed, but if not otherwise specified, will be voted as follows:

•	FOR Proposal 1 – the election of the three director nominees named in this proxy statement;

•	FOR Proposal 2 – the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021; and

•	FOR Proposal 3 – the proposal to approve, on an advisory basis, the compensation of our named executive officers.

A stockholder executing a proxy may revoke it at any time before it is voted by giving written notice to the Corporate Secretary of the Company, by subsequently executing and delivering a new proxy or by voting online during the virtual Annual Meeting.

Stockholders of record can simplify their voting and reduce our cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank, broker, trust or other nominee, the availability of telephone and Internet voting will depend upon the voting processes of the bank, broker, trust or other nominee. Accordingly, stockholders should follow the voting instructions on the form they receive from their bank, broker, trust or other nominee.

Stockholders who elect to vote via telephone or the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m., Eastern Standard Time, on the evening before the Annual Meeting. Instructions for voting via telephone or the Internet are contained in the Notice Regarding the Availability of Proxy Materials you received.

Commercial Metals Company    2020 Proxy Statement    1

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Only stockholders of record on November 18, 2020 are entitled to notice of and to attend and/or vote at the Annual Meeting or any adjournments of the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices located at 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039 for a period of ten days prior to the Annual Meeting. The list of stockholders will also be available for inspection at the Annual Meeting and may be inspected by any stockholder for any purpose germane to the Annual Meeting.

Commercial Metals Company    2020 Proxy Statement    2

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting

of Stockholders

Time and Date

10:00 a.m., Central Standard Time

January 13, 2021

Place

Online at www.proxydocs.com/CMC

Record date

November 18, 2020

Voting

Stockholders as of the record date are entitled to vote. Each share of common stock entitles the holder thereof to one vote for each director to be elected and one vote for each of the other matters to be voted upon.

Voting Matters
		Board Vote Recommendation	Page Reference (for more detail)
1.	Election of three directors	FOR EACH OF OUR BOARD’S DIRECTOR NOMINEES	21
2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm	FOR	67
3.	Advisory vote on executive compensation	FOR	68

Election of Directors

Our Board has nominated three candidates for election to our Board as Class II directors, with a term expiring at the 2024 annual meeting of stockholders. A brief description of the director nominees follows. Additional detail on the director nominees can be found beginning on page 16 of this proxy statement. In addition, the name, age, years of service, biographical description and qualifications of each of the Class I and Class III directors continuing in office are provided beginning on page 18 of this proxy statement.

Name	Age	Director Since	Occupation	Directorships
Vicki L. Avril-Groves	66	2014	Retired, former President and Chief Executive Officer (“CEO”) of IPSCO Tubulars, Inc.	• Greif, Inc. • Finning International, Inc. • Former director of Global Brass and Copper Holdings, Inc.
Barbara R. Smith	61	2017	Chairman, President and CEO of Commercial Metals Company	• Comerica Incorporated • Former director of Mineral Technologies, Inc.
Joseph C. Winkler	69	2012	Retired, former Chairman and CEO of Complete Production Services, Inc.	• TETRA Technologies, Inc. • Former director of Dresser-Rand Group Inc., Eclipse Resources and Hi-Crush Partners LP
Please see pages 16 through 17 of this proxy statement for a complete description of Mses. Avril-Groves and Smith and Mr. Winkler’s business experience and qualifications.

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PROXY STATEMENT SUMMARY

Board Composition

50% of Board committees chaired by women

>99% overall attendance at Board and committee meetings in fiscal year 2020

Independent Registered Public Accounting Firm

As a matter of good corporate governance, we are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021. Set forth below is summary information with respect to Deloitte & Touche LLP’s fees for services provided in fiscal years 2020 and 2019.

Type of Fees	Fiscal Year 2020	Fiscal Year 2019
Audit Fees	$3,252,773	$4,244,413
Audit-Related Fees	$—	$—
Tax Fees	$2,220	$—
All Other Fees	$6,154	$6,154
Total	$3,261,127	$4,250,567

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PROXY STATEMENT SUMMARY

Executive Compensation Advisory Vote

We are asking stockholders to approve, on a non-binding advisory basis, our named executive officer compensation as described in this proxy statement. Our Board recommends a FOR vote because it believes that our compensation policies and practices are reasonable, competitive and highly focused on pay-for-performance principles, as described in more detail in Proposal 3 on page 68.

Aligning Pay and Performance

The Compensation Committee of our Board (the “Compensation Committee”) designs compensation programs to align the actions of our named executive officers (the “NEOs”) with the long-term interests of our stockholders based on the fundamental philosophy to pay for performance.

Annual Incentive Plan Payouts Aligned with Strong Adjusted Earnings and Return On Invested Capital (“ROIC”)(1)

(1)

Adjusted earnings from continuing operations for compensation purposes (“Adjusted Earnings”). Adjusted Earnings is a non-GAAP financial measure. Please refer to Appendix A for reconciliations and other information.

Above Target PSU Payouts Aligned with Strong Adjusted EBITDA and Relative Total Shareholder Return over the Three-Year Performance Period (1)(2)

(1)	Relative total shareholder return (“TSR”) performance and performance-based stock unit (“PSU”) payouts are for the three-year period ended fiscal year 2020.
(2)	Adjusted EBITDA for compensation purposes (“Adjusted EBITDA”). Adjusted EBITDA is a non-GAAP financial measure. Please refer to Appendix A for reconciliations and other information.

Commercial Metals Company    2020 Proxy Statement    5

PROXY STATEMENT SUMMARY

Elements of Target 2020 Total Direct Compensation

The Compensation Committee designs compensation programs to align the actions of our NEOs with the long-term interests of our stockholders based on the fundamental philosophy to pay for performance. As illustrated below, for 2020, approximately 85% of the targeted annual compensation for the CEO and, on average, 71% of the targeted annual compensation for the other NEOs was variable or “at risk” and tied to CMC’s performance.

(1)	Only includes NEOs employed for the full fiscal year.

Governance Highlights

Our commitment to good corporate governance is illustrated by the following practices:

•	Board independence (10 out of 11 directors are independent)

•	Diversity in Board composition (female and minority directors comprise over 45% of our Board)

•	Annual Board and committee self-assessments

•	Regular executive sessions of independent directors at Board and committee meetings

•	Mandatory retirement policy for directors

•	Risk oversight by Board and committees

•	Independent Lead Director

•	Independent audit, compensation, finance and nominating and corporate governance committees

•	Reduced limit on other public company directorships (from 5 to 3) effective October 2020

•	Annual review of committee charters and Corporate Governance Guidelines
•	Majority voting with director resignation policy for uncontested elections

•	Sustainability Report issued every 2 years

•	Succession planning for senior leadership

•	Stockholder proxy access right

•	Stockholder right to call special meetings

•	Annual advisory approval of executive compensation

•	Non-employee director stock ownership guidelines require at least 5x annual cash retainer (currently $500,000)

•	All employees have access to a confidential, 24-hour ethics and compliance hotline, managed by an independent third party

Commercial Metals Company    2020 Proxy Statement    6

PROXY STATEMENT SUMMARY

Compensation Governance Practices

Following are highlights of CMC’s compensation governance framework, which the Compensation Committee believes reinforces our pay-for-performance philosophy:

What we do:

✓	Target total compensation at approximately the 50th percentile of Peer Data (as defined on page 34)

✓	Robust NEO stock ownership and retention guidelines

✓	Between 71% and 85% of NEO compensation is at risk

✓	At least 50% of long-term incentive awards are in the form of PSUs

✓	Double trigger vesting upon a change in control for new equity awards starting fiscal year 2019

✓	Double trigger for severance upon a change in control

✓	Multiple performance metrics and multi-year vesting timeframes, emphasizing Adjusted Earnings, Adjusted EBITDA, ROIC and relative TSR measures

✓	Limited perquisites

✓	Revised Executive Employment Continuity Agreements (“EECAs”) to provide for a change of control payment of two times base salary plus bonus effective August 2020

✓	Clawback policy

✓	Use independent executive compensation consultants

✓	Analyze risk when setting executive compensation

What we don’t do:

✗	No hedging, pledging or short sales of CMC stock

✗	No tax gross-up reimbursement payments to our executives

✗	No dividend equivalents on stock options

✗	No guaranteed incentive bonus payments
✗	No repricing of stock options without stockholder approval

✗	No acceleration of vesting upon retirement for new equity awards effective fiscal year 2019

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INFORMATION ABOUT THE MEETING AND VOTING

These materials were provided to you because our Board is soliciting your proxy to vote at our Annual Meeting, and at any postponements or adjournments of the Annual Meeting. This proxy statement describes the matters on which you, as a stockholder, are entitled to vote. It also provides information that is intended to assist you in making an informed vote on the proposals described in this proxy statement. Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, on November 23, 2020, we mailed a Notice Regarding the Availability of Proxy Materials to our stockholders of record and beneficial owners. The Notice explains how you may access the proxy materials on the Internet and how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice. Our Board encourages you to take advantage of the availability of the proxy materials on the Internet.

Q:	Why did my household receive only one copy of the Notice Regarding the Availability of Proxy Materials or proxy materials?

A:

In addition to furnishing proxy materials electronically, we take advantage of the SEC’s “householding” rules to reduce the delivery cost of materials. Under such rules, only one Notice Regarding the Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice Regarding the Availability of Proxy Materials or copy of our proxy materials, you may so request by contacting the Corporate Secretary of Commercial Metals Company at (214) 689-4300 or by mail to 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039. A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another stockholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting the Corporate Secretary at the contact information shown above.

Q:	How can I attend the Annual Meeting?

A:

In light of the COVID-19 pandemic, and to support the health and well-being of our stockholders, directors and employees, the Annual Meeting will be held in a virtual format only via live audio webcast. To attend the virtual Annual Meeting, you must register in advance at www.proxydocs.com/CMC prior to the registration deadline of 5:00 p.m. Eastern Time on January 11, 2021 by using the control number displayed on your proxy card or the Notice Regarding the Availability of Proxy Materials. Upon completion of your registration, further instructions, including a unique link that will allow you to access the Annual Meeting, will be emailed to you one hour prior to the Annual Meeting. During the registration process, you will be able to submit questions for the question and answer session that will immediately follow the adjournment of the Annual Meeting. We will answer questions that comply with the meeting rules of conduct, subject to time constraints.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Only stockholders of record on November 18, 2020 are entitled to notice of and to attend and/or vote at the Annual Meeting or any postponements or adjournments of the Annual Meeting. Each share of our common stock is entitled to one vote for each director to be elected and one vote for each of the other matters to be voted on.

Q:	How can I vote my shares?

A:

You can vote your shares either by proxy or by voting online during the Annual Meeting. To vote online during the Annual Meeting, follow the instructions that will be emailed to you following the completion of your Annual Meeting registration. There are three ways to vote by proxy:

•

By Telephone:    You can vote by telephone by following the instructions provided on the Notice Regarding the Availability of Proxy Materials. The telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

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INFORMATION ABOUT THE MEETING AND VOTING

•

Via the Internet:    You can vote your shares via the Internet, prior to the virtual Annual Meeting, at www.proxypush.com/CMC. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your voting instructions have been properly recorded. Voting by Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

•	By Mail: You can vote by mail by requesting a printed copy of our proxy materials and by signing, dating and returning the proxy card you will then receive in the postage-paid envelope provided.

Even if you plan to attend the virtual Annual Meeting, our Board recommends that you submit a proxy card in advance by telephone, Internet or mail. In this way, your shares of common stock will be voted as directed by you even if you are unable to attend the virtual Annual Meeting.

Q:	May I change my vote?

A:	Yes. You may change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	by giving written notice to the Corporate Secretary of Commercial Metals Company at 6565 North MacArthur Boulevard, Suite 800, Irving, Texas 75039;

•	by subsequently executing and delivering a new proxy; or

•	by voting online during the Annual Meeting.

Q:	How many shares must be present to conduct the Annual Meeting?

A:

We must have a “quorum” to conduct the Annual Meeting. A quorum is a majority of the outstanding shares of common stock entitled to vote at the meeting, present in person (online) or by proxy. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. On November 18, 2020, the record date for determining stockholders entitled to vote at the Annual Meeting, there were 120,068,021 shares of our common stock, par value $0.01 per share, outstanding, not including approximately 8,992,643 treasury shares. There were no shares of our preferred stock outstanding on November 18, 2020.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are the “stockholder of record” of those shares, and this proxy statement and any accompanying documents have been provided directly to you by CMC.

In contrast, if you purchased your shares through a bank, broker, trust or other nominee, the bank, broker, trust or other nominee will be the “stockholder of record” of those shares. Generally, when this occurs, the bank, broker, trust or other nominee will automatically put your shares into “street name,” which means that the bank, broker, trust or other nominee will hold your shares in its name or another nominee’s name and not in your name, but will keep records showing you as the real or “beneficial owner.” If you hold shares beneficially in street name, this proxy statement and any accompanying documents have been forwarded to you by your bank, broker, trust or other holder of record.

Q:	What are broker non-votes?

A:

A broker non-vote occurs when a bank, broker, trust or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes are not counted as votes against a proposal or as abstentions, and will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal or the number of votes cast on a particular proposal. As described below, banks, brokers, trusts and other nominees will not have discretion to vote on the election of directors or the advisory vote on executive compensation.

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INFORMATION ABOUT THE MEETING AND VOTING

Q:	Will my shares be voted if I do not provide instructions to my bank, broker, trust or other nominee?

A:

If you are the beneficial owner of shares held in “street name” by a bank, broker, trust or other nominee, the bank, broker, trust or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. Under applicable New York Stock Exchange (“NYSE”) rules, if you hold your shares through a bank, broker, trust or other nominee, and your bank, broker, trust or other nominee delivers this proxy statement to you, but you do not give instructions to the bank, broker, trust or other nominee, the bank, broker, trust or other nominee does not have the discretion to vote on the election of directors or the advisory vote on executive compensation. THEREFORE, UNLESS YOU PROVIDE VOTING INSTRUCTIONS TO THE BANK, BROKER, TRUST OR OTHER NOMINEE HOLDING SHARES ON YOUR BEHALF, THE BANK, BROKER, TRUST OR OTHER NOMINEE WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE YOUR SHARES ON THESE PROPOSALS. We strongly encourage you to vote your proxy or provide voting instructions to the bank, broker, trust or other nominee so that your vote on these matters will be counted.

Under NYSE rules, if you hold your shares through a bank, broker, trust or other nominee and your bank, broker, trust or other nominee delivers this proxy statement to you, but you do not give instructions to the bank, broker, trust or other nominee, the bank, broker, trust or other nominee will have the discretion to vote on the ratification of the appointment of Deloitte & Touche LLP.

Q:	What are the proposals and what is the required vote for each?

A: •

Proposal 1:    Election of Directors. In an uncontested election of directors, the affirmative vote of the holders of a majority of the votes cast is required for the election of each director nominee. A majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will not be counted as a vote cast either “for” or “against” a nominee’s election.

Pursuant to our Corporate Governance Guidelines, in an uncontested election of directors, any nominee for director who has a greater number of votes “against” his or her election than votes “for” such election (a “Majority Against Vote”) is required to promptly tender his or her resignation following certification of the stockholder vote. Such resignation will be effective only upon the acceptance thereof by the Board, and such director will continue in office until such resignation is accepted. The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) shall promptly consider the tendered resignation and a range of possible responses based on the circumstances, if known, that led to the election results and recommend to the Board whether to accept or reject the resignation offer or whether other action should be taken with respect thereto. The Board of Directors will act upon such recommendation(s) within 120 days following certification of the stockholder vote and shall promptly disclose its decision regarding whether to accept the director’s resignation offer.

Any director who tenders a resignation pursuant to our Corporate Governance Guidelines shall not participate in either the Nominating and Corporate Governance Committee’s deliberations or recommendation or the Board’s deliberations, in each case regarding whether to accept the resignation offer or take other action. If directors who have tendered resignations constitute a majority of the directors then in office, then, with respect to each tendered resignation, all directors, other than the director who tendered the particular resignation under consideration, may participate in the deliberations and action regarding whether to accept or reject the tendered resignation or to take other action with respect thereto.

•

Proposal 2:    Ratification of Appointment of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the Annual Meeting is required to adopt Proposal 2. An abstention on Proposal 2 will have the same effect as a vote against Proposal 2. Broker non-votes are not applicable to Proposal 2.

•

Proposal 3:    Advisory Vote on Executive Compensation. Proposal 3 is being submitted to enable stockholders to approve, on an advisory basis, the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares having voting power represented in person or by

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INFORMATION ABOUT THE MEETING AND VOTING

proxy at the Annual Meeting is required to adopt Proposal 3. An abstention on Proposal 3 will have the same effect as a vote against Proposal 3. A broker non-vote will not have any effect on Proposal 3 and will not be counted. Proposal 3 is an advisory vote only, and therefore it will not bind CMC or our Board. However, our Board and the Compensation Committee will consider the voting results, as appropriate, when making future decisions regarding executive compensation.

Q:	What are the recommendations of our Board?

A:	Our Board recommends that you vote:

•	FOR Proposal 1 – the election of the three nominees for director nominated by our Board and named in this proxy statement;

•	FOR Proposal 2 – the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021; and

•	FOR Proposal 3 – the proposal to approve, on an advisory basis, the compensation of our named executive officers.

Q:	Who will count the votes?

A:	Votes will be counted by one or more independent inspectors of election appointed by CMC for the Annual Meeting.

Q:	Whom can I contact for technical support?

A:	If you experience technical difficulties during the registration process, please contact technical support via the email address posted on the registration website at www.proxydocs.com/CMC.

Technical assistance will also be available one hour prior to, and during, the Annual Meeting. The contact information for meeting access technical support will be included in the instructions you will receive via email following the completion of your meeting registration.

Q:	Where can I find the voting results?

A:	We will report the voting results in a current report on Form 8-K filed with the SEC.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On the basis of filings with the SEC and other information, we believe that based on 120,068,021 shares of our common stock issued and outstanding as of November 18, 2020, the following persons beneficially owned more than five percent (5%) of our outstanding common stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	13,909,411	11.7%
55 East 52nd Street New York, NY 10055
The Vanguard Group(2)	12,111,168	10.2%
100 Vanguard Blvd. Malvern, PA 19355
Dimensional Fund Advisors LP(3)	9,857,794	8.3%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
(1)

Based on the information provided pursuant to Amendment No. 11 to the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 4, 2020 (the “Blackrock Schedule 13G”). BlackRock reported that, as of December 31, 2019, it had sole voting power with respect to 13,590,546 shares of common stock and sole dispositive power with respect to 13,909,411 shares of common stock. The BlackRock Schedule 13G states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock and that no one person’s interest in the common stock is more than 5% of the total outstanding common shares.

(2)

Based on the information provided pursuant to Amendment No. 10 to the Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 10, 2020 (the “Vanguard Schedule 13G”). Vanguard reported that, as of January 31, 2020, it had sole voting power with respect to 114,349 shares of common stock, shared voting power with respect to 17,357 shares of common stock, sole dispositive power with respect to 11,996,703 shares of common stock, and shared dispositive power with respect to 114,465 shares of common stock. The Vanguard Schedule 13G states that no one person’s interest in the common stock is more than 5% of the total outstanding common shares.

(3)

Based on the information provided pursuant to Amendment No. 6 to the Schedule 13G filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 12, 2020 (the “DFA Schedule 13G”). DFA reported that, as of December 31, 2019, it had sole voting power with respect to 9,718,741 shares of common stock and sole dispositive power with respect to 9,857,794 shares of common stock. The DFA Schedule 13G states that various funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock and that no one fund’s interest in the common stock is more than 5% of the total outstanding common shares.

Commercial Metals Company    2020 Proxy Statement    12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us about the beneficial ownership of our common stock as of November 18, 2020 by each director and nominee for director, our CEO, our Chief Financial Officer (“CFO”), the other executive officers included in the Summary Compensation Table, and all current directors and executive officers as a group based on 120,068,021 shares of our common stock issued and outstanding as of November 18, 2020. Unless stated otherwise in the notes to the table, each person named below has sole authority to vote and dispose of the shares listed.

Name	Owned Shares of Common Stock	Total Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Directors and Director Nominees (excluding Ms. Smith)
Vicki L. Avril-Groves	53,458(1)	53,458	*
Lisa M. Barton	5,179	5,179	*
Rhys J. Best	87,222	87,222	*
Richard B. Kelson	77,516(2)	77,516	*
Peter R. Matt	3,587	3,587	*
Rick J. Mills	113,409(3)	113,409	*
Sarah E. Raiss	81,946(4)	81,946	*
J. David Smith	92,660	92,660	*
Charles L. Szews	43,159	43,159	*
Joseph C. Winkler	63,472	63,472	*
Named Executive Officers
Barbara R. Smith	626,681	626,681	*
Tracy L. Porter	251,778	251,778	*
Paul J. Lawrence	35,194	35,194	*
Jody K. Absher	6,984	6,984	*
Jennifer J. Durbin	5,089	5,089	*
Paul K. Kirkpatrick	116,836(5)	116,836	*
All directors, director nominees and executive officers as a group (17 persons)	1,699,432(6)	1,699,432	1.4%
*	Less than one percent (1%)
(1)	Includes 26,311 deferred restricted stock units (“RSUs”) that Ms. Avril-Groves has elected to have distributed not more than 60 days immediately following termination of service.
(2)	Includes 65,706 deferred RSUs that Mr. Kelson has elected to have distributed not more than 60 days immediately following termination of service.
(3)	Includes 99,492 deferred RSUs that Mr. Mills has elected to have distributed not more than 60 days immediately following termination of service.
(4)	Includes 15,270 deferred RSUs that Ms. Raiss has elected to have distributed not more than 60 days immediately following termination of service and 5,179 RSUs vesting on January 8, 2021.
(5)	Based on the information provided pursuant to a Form 4 filed on February 4, 2020.
(6)	Includes 5,179 RSUs vesting within 60 days of November 18, 2020 and 206,779 deferred RSUs to be distributed not more than 60 days immediately following termination of service.

Commercial Metals Company    2020 Proxy Statement    13

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and beneficial owners of more than ten percent (10%) of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any of our other equity securities. Based solely upon our review of the copies of such forms received by us or written representations that no other forms were required from reporting persons, we believe that all such reports were submitted on a timely basis during the fiscal year ended August 31, 2020, except for one transaction that was reported late on a Form 4 filed by Mr. Matt.

Commercial Metals Company    2020 Proxy Statement    14

PROPOSAL 1 — ELECTION OF DIRECTORS

Information about our Board and the Nominees

Our restated certificate of incorporation divides our Board into three classes. The Board currently consists of 11 directors with three directors in Class II and four directors in each of Classes I and III.

The term of office of the Class II directors expires at the Annual Meeting. There are three Class II nominees standing for election at the Annual Meeting. The term of the Class II directors elected at the Annual Meeting ends at the 2024 annual meeting of stockholders. The term of the Class III directors ends at the 2022 annual meeting of stockholders, and the term of the Class I directors ends at the 2023 annual meeting of stockholders.

Proxies cannot be voted for the election of more than three persons to our Board at the Annual Meeting.

Each nominee named in this proxy statement has consented to being named in this proxy statement and to serve if elected. If any nominee is unable to serve or for good cause will not serve, the shares represented by the proxies will be voted for the person, if any, designated by our Board to replace such nominee. However, CMC has no reason to believe that any nominee will be unavailable. All of the director nominees, as well as the continuing directors, plan to attend this year’s virtual Annual Meeting.

Changes to our Board During 2020

In connection with our Board’s succession planning, the Nominating and Corporate Governance Committee initiated a search process to select qualified director candidates. The Nominating and Corporate Governance Committee took into account many factors including, but not limited to, requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of our Company as a large globally-operated, publicly-traded company in today’s business environment; each candidate’s understanding of the Company’s businesses and the metals industry and markets; the individual’s professional expertise and educational background; the individual’s ethics, integrity, values, inquisitive and objective perspectives, practical wisdom, judgment and availability; and other factors that promote diversity of thought, views and experience.

Selected candidates were evaluated and interviewed through a series of meetings with directors and executive management. The Nominating and Corporate Governance Committee evaluated potential candidates in the context of our Board as a whole, with the objective of recommending a director candidate that would be the most likely to achieve the success of the business and represent stockholder interests through the exercise of sound judgment. A background review of the ultimate candidate was conducted by an independent professional agency specializing in the performance of such background reviews.

As a result of this process, the Nominating and Corporate Governance Committee selected Peter R. Matt from a slate of qualified candidates for election to our Board and recommended him to our Board for appointment. On January 8, 2020, our Board voted to increase the size of our Board from ten persons to 11 persons (and to increase the size of Class I from three to four directors), and our Board appointed Mr. Matt as a Class I director, effective June 16, 2020.

In connection with the mandatory retirement policy in the Company’s Corporate Governance Guidelines, Rick J. Mills, a Class II director, will retire at the Annual Meeting after nine years of distinguished service to the Company. As a consequence, our Board has not nominated Mr. Mills for reelection as a Class II director. After Mr. Mills’ retirement, without reclassifying the directors or adding new directors to fill the vacancy caused by his retirement, the Board would have ten directors, consisting of four Class I directors, two Class II directors and four Class III directors. Because the Company’s Restated Certificate of Incorporation, as amended, requires that the three classes of directors be nearly as equal as possible, the Board voted to reclassify the directors into nearly equal classes consisting of three Class I directors, three Class II directors and four Class III directors by (i) nominating Vicki L. Avril-Groves, a current Class I director, on the recommendation of the Nominating and Corporate Governance Committee, for election at the Annual Meeting as a Class II director, and (ii) upon the election of Ms. Avril-Groves as a Class II director, accepting the contemporaneous resignation of Ms. Avril-Groves as a Class I director and reducing the number of Class I directors to three. The seat on our Board currently held by Mr. Mills will be eliminated concurrently with Mr. Mills’ retirement at the Annual Meeting, without any further action of the Company or by our Board, and at such time the size of our Board will be automatically reduced from 11 persons to ten persons.

Commercial Metals Company    2020 Proxy Statement    15

PROPOSAL 1 — ELECTION OF DIRECTORS

The following table sets forth information about the nominees and the continuing directors.

Director Nominees

Class II – Term to Expire in 2024

Vicki L. Avril-Groves

From 2008 to 2013, Ms. Avril-Groves served as President and CEO of IPSCO Tubulars, Inc., a manufacturer of tubular products. Ms. Avril-Groves served in various capacities at IPSCO from 2004 to 2007, including Senior Vice President of IPSCO Tubular Operations, and Senior Vice President and CFO. She served as Senior Vice President and CFO of Wallace Computer Services, Inc. from 2001 to 2003. Prior thereto, Ms. Avril-Groves served in a variety of roles at Inland Steel Industries Inc. from 1976 to 1998 before being named Vice President Finance and CFO in 1998.

Other Current Public Directorships

• Greif, Inc.

• Finning International, Inc.

Former Public Directorships

• Global Brass and Copper Holdings, Inc.

Retired – Former President and CEO of IPSCO Tubulars, Inc. Age Director Since 66 2014 Committees • Compensation (Chair) • Nominating and Corporate Governance

Qualifications

Ms. Avril-Groves brings to the Board extensive management and leadership experience in the metals, distribution and manufacturing industries. This includes vast experience in both the fully integrated and the scrap-based electric arc furnace steel industry. Ms. Avril-Groves has strong business acumen with substantial expertise in mergers and acquisitions, strategy, restructuring, finance and accounting through her experience as CEO and CFO for various public companies. Ms. Avril-Groves is currently a director of two other publicly traded manufacturing companies. In addition, she is a 2017 National Association of Corporate Directors (“NACD”) Governance Fellow.

Barbara R. Smith

Ms. Smith was appointed President and CEO of CMC in September 2017 and Chairman of the Board in January 2018. Prior thereto, Ms. Smith served as CMC’s President and Chief Operating Officer (“COO”) from January 2017 to September 2017, COO from January 2016 to January 2017, and Senior Vice President and CFO from May 2011 to January 2016. Prior to joining CMC, Ms. Smith served as Vice President and CFO of Gerdau Ameristeel Corporation, a mini mill steel producer, from July 2007 to May 2011, after joining Gerdau Ameristeel as Treasurer in July 2006. From February 2005 to July 2006, she served as Senior Vice President and CFO of FARO Technologies, Inc., a developer and manufacturer of 3-D measurement and imaging systems. From 1981 to 2005, Ms. Smith was employed by Alcoa Inc., a producer of primary aluminum, fabricated aluminum and alumina, where she held a variety of financial leadership positions.

Other Current Public Directorships

• Comerica Incorporated

Former Public Directorships

• Mineral Technologies, Inc.

Chairman, President and CEO of Commercial Metals Company Age Director Since 61 2017

Qualifications

As our President and CEO, Ms. Smith has in-depth knowledge of CMC’s business, strategy, operations and financial position, which enables her to provide important contributions to strengthen CMC’s leadership, operations, strategy, growth and long-range plans. Ms. Smith has a significant level of financial expertise, as well as extensive operational and strategic experience developed during her tenure at CMC and other international organizations. She also brings to the Board over 38 years of domestic and international manufacturing experience, virtually all of which was spent in the metals and mining industries. Ms. Smith’s role as Chairman, President and CEO enables her to facilitate effective communication between management and the Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Joseph C. Winkler

Mr. Winkler served as the Chairman and CEO of Complete Production Services, Inc., an oilfield services provider, from March 2007 to February 2012. Prior thereto, Mr. Winkler served as President and CEO of Complete Production Services, Inc. from March 2005 to March 2007. Prior to joining Complete Production Services, Inc., Mr. Winkler was an executive for National Oilwell Varco and several of its predecessor entities from April 1996 to March 2005. Mr. Winkler currently serves as our Lead Director.

Other Current Public Directorships

• TETRA Technologies, Inc.

Former Public Directorships

• Dresser-Rand Group Inc.

• Eclipse Resources

• Hi-Crush Partners LP

Retired – Former Chairman and CEO of Complete Production Services, Inc. Age Director Since 69 2012 Committees • Compensation • Finance

Qualifications

Mr. Winkler brings to the Board significant leadership, operational and strategic experience gained from his service as Chairman and CEO of Complete Production Services, Inc. and his executive experience at National Oilwell Varco and its predecessors. His public company board of directors service provides our Board with valuable corporate leadership, governance and strategy development knowledge.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Directors Continuing in Office

Class III – Term to Expire in 2022

Rhys J. Best

Mr. Best has been engaged in private investments since June 2007. From 1999 until June 2004, Mr. Best served as Chairman, President and CEO of Lone Star Technologies, Inc., a company engaged in producing and marketing casing, tubing, line pipe and couplings for the oil and gas, industrial, automotive and power generation industries until its acquisition by United States Steel Corporation in June 2007, and from June 2004 to June 2007, Mr. Best served as Chairman and CEO of Lone Star Technologies, Inc.

Other Current Public Directorships

• Cabot Oil & Gas Corporation

• Arcosa, Inc.

• MRC Global, Inc.

Former Public Directorships

• Trinity Industries, Inc.

• Non-executive Chairman of Crosstex Energy (now EnLink Midstream)

Retired – Former Chairman, President and CEO of Lone Star Technologies, Inc.; currently serving as non-executive Chairman of Arcosa, Inc. and MRC Global Inc.

Age                Director Since

74                   2010

Committees

• Audit

• Finance

Qualifications

Mr. Best brings to the Board chief executive leadership and business management experience, as well as strong business acumen and financial and strategic planning expertise. His service on the boards of directors of other publicly traded companies provides our Board with a broad perspective and experience in the areas of management, operations and strategy, as well as additional perspective on CMC’s operations, including its international operations and steel manufacturing. In 2014, Mr. Best was selected as 2014 Director of the Year by the NACD, and he is a 2017 NACD Board Leadership Fellow.

Richard B. Kelson

Since July 2009, Mr. Kelson has been the Chairman, President and CEO of ServCo, LLC, a strategic sourcing company. Mr. Kelson was an operating advisor of Pegasus Capital, a private equity investment firm, from September 2006 to March 2010. From 1974 to August 2006, Mr. Kelson served in a variety of capacities at Alcoa Inc., a producer of primary aluminum, fabricated aluminum and alumina, including Chairman’s Counsel from January 2006 to August 2006, Executive Vice President and CFO from 1997 to 2005, and Executive Vice President, Environmental Health and Safety, and General Counsel from 1994 to 1997.

Other Current Public Directorships

• Ingevity

Former Public Directorships

• Lighting Science Group Corporation

• MeadWestvaco

• ANADIGICS, Inc.

• PNC Financial Services Group, Inc.

Chairman, President and CEO of ServCo, LLC; currently serving as non-executive Chairman of Ingevity Age Director Since 74 2010 Committees • Compensation • Finance

Qualifications

Mr. Kelson brings significant financial and business knowledge and leadership experience to the Board. His past service provides our Board with valuable contributions in the areas of mergers and acquisitions, capital deployment and other major financial decisions. His service as a leader of a global integrated aluminum manufacturer provides additional perspective on CMC’s global industrial and manufacturing operations. His service on the boards of directors of other publicly traded companies provides our Board with a broad perspective and experience in the areas of management, operations and strategy.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Charles L. Szews

From 2012 to 2015, Mr. Szews served as CEO of Oshkosh Corporation, a designer, manufacturer and marketer of specialty vehicles and vehicle bodies. Mr. Szews served in various capacities at Oshkosh, including as President and CEO from 2011 to 2012, as President and COO from 2007 to 2011 and as Executive Vice President and CFO from 1997 to 2007. Prior to joining Oshkosh, Mr. Szews held a series of executive positions with Fort Howard Corporation for eight years. Prior to Fort Howard Corporation, Mr. Szews was an auditor with Ernst & Young serving in various offices and capacities over a ten-year period.

Other Current Public Directorships

• Valaris plc

• Group 1 Automotive, Inc.

• Allegion plc

Former Public Directorships

• Oshkosh Corporation

• Gardner Denver, Inc.

• Rowan Companies plc

Retired – Former CEO of Oshkosh Corporation Age Director Since 64 2014 Committees • Audit (Chair) • Nominating and Corporate Governance

Qualifications

As the former CEO of a large publicly traded corporation, Mr. Szews brings to the Board chief executive leadership experience, as well as extensive financial, audit, operational, strategic planning, and mergers and acquisition experience gained from serving in a variety of roles throughout his career. Mr. Szews’ previous and current board positions on other publicly traded companies have provided him with many years of audit committee experience, including as chair. In addition, he brings vast experience in manufacturing, technology and international markets that will provide knowledge and insight into our Company’s global operations.

Lisa M. Barton

Since January 1, 2019, Ms. Barton has served as Executive Vice President – Utilities for American Electric Power Company, Inc. (“AEP”), one of the largest electric energy companies in the U.S. Ms. Barton has been named Executive Vice President and COO of AEP effective January 1, 2021. From 2011 through 2018, Ms. Barton served as Executive Vice President – AEP Transmission for AEP. During her tenure at AEP, she established AEP Transmission Holding Company and its affiliates, oversaw transmission operations, and grew and managed an $18 billion asset base. Prior to joining AEP, Ms. Barton worked for Northeast Utilities, Ransmeier and Spellman and Strategic Energy LLC.

Executive Vice President – Utilities, American Electric Power Co., Inc. Age Director Since 55 2020 Committees • Finance

Qualifications

Ms. Barton brings to the Board extensive business knowledge and strong leadership, managerial and strategic experience gained through her various roles at AEP. Her experience as an executive of a publicly traded company provides our Board with experience in the areas of financial planning and oversight, leadership, business planning and operations, financial and risk management, safety management systems, customer and regulatory matters and strategic planning. Ms. Barton’s active participation in national forums on the subject of energy policy and her knowledge of cyber and physical security matters provides our Board with valuable insight into these areas as well.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Class I – Term to Expire in 2023

Peter R. Matt

Since November 2016, Mr. Matt has served as Executive Vice President and CFO of Constellium N.V., a global aluminum fabrication company. Prior to joining Constellium, Mr. Matt served as a Managing Partner for Trumpline Capital, LLC. from 2015 to 2016. From 1985 to 2015, he held various leadership positions with Credit Suisse.

Executive Vice President and Chief Financial Officer, Constellium N.V. Age Director Since 58 2020 Committees • Finance

Qualifications

Mr. Matt brings to the Board a wealth of financial, strategic and executive managerial experience. In his current role, he has helped engineer the turnaround of a global manufacturing company with extensive work on corporate and operational finance, financial planning, strategy, governance and a range of other public company topics. Over his 30 years as a banker, he worked closely with a wide range of industrial companies, including a number of steel companies, across a range of financial and strategic products including: asset finance, restructuring, public and private debt and equity securities and a variety of mergers and acquisitions transactions.

Sarah E. Raiss

Ms. Raiss was employed by TransCanada Corporation, a North American energy infrastructure company, from 1999 to 2011, most recently serving as Executive Vice President, Corporate Services, from 2002 to 2011. Prior to joining TransCanada, Ms. Raiss served in various engineering, operations, strategic planning and marketing positions in the telecommunications industry at Ameritech Corporation and its subsidiary, Michigan Bell.

Other Current Public Directorships

• Loblaw Companies

• Ritchie Brothers

Former Public Directorships

• Vermillion Energy

• Canadian Oil Sands Ltd.

• MicroPlanet Technologies Corporation, a TSX Venture Exchange Company

• Shoppers Drug Mart

Retired – Former Executive Vice President, Corporate Services, TransCanada Corporation Age Director Since 63 2011 Committees • Audit • Nominating and Corporate Governance (Chair)

Qualifications

Ms. Raiss brings to the Board strong business acumen and business management experience, as well as functional expertise in strategic planning, merger integration, human resources and corporate governance, all gained through her management and board experiences at significant industrial enterprises. Her service as Executive Vice President, Corporate Services of TransCanada Corporation and director of various publicly traded companies provide our Board with additional perspective on corporate strategy and opportunities for current and future operations. Ms. Raiss was recognized on the 2015 NACD Directorship 100 list. In addition, Ms. Raiss has received an Institute of Corporate Directors (“ICD”) professional designation and is a 2020 ICD Fellow.

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PROPOSAL 1 — ELECTION OF DIRECTORS

J. David Smith

Mr. Smith served as Chairman, President and CEO of Euramax International, Inc., an international producer of aluminum, steel, vinyl, copper and fiberglass products for construction and transportation markets, from 1996 to 2008. In 2011, Mr. Smith served as Interim CEO of Nortek, Inc., an international producer of building products, HVAC systems, ergonomic furniture systems and security systems. Prior thereto, he served as President of Alumax Fabricated Products, Inc. from 1989 to 1996, and held numerous senior operating roles in its predecessor companies from 1972 to 1989.

Other Current Public Directorships

• Gypsum Management and Supply, Inc.

• BlueLinx, Inc.

Former Public Directorships

• Non-executive Chairman of Nortek, Inc.

• Non-executive Chairman of Select Interior Concepts

Retired – Former Chairman, President and CEO, Euramax International, Inc. Age Director Since 71 2004 Committees • Audit • Finance (Chair)

Qualifications

Mr. Smith brings to the Board managerial and operational expertise gained through his broad experience in managing and leading a significant industrial and manufacturing enterprise. His service as the Chairman, President and CEO of Euramax International, Inc. provides our Board with additional international and strategic perspectives. Mr. Smith’s interim leadership position at Nortek, as well as his service on Nortek’s board, have provided him with valuable management, governance and leadership experience that he brings to our Board. In addition, his service on several boards of international companies provides him with international experience and enables him to make valuable contributions to our international growth strategies.

There is no family relationship between any of the directors, executive officers, or any nominee for director.

Vote Required

Directors are elected by majority vote, and cumulative voting is not permitted.

Our Board recommends a vote FOR the election of the nominees for director named above: Vicki L. Avril-Groves, Barbara R. Smith and Joseph Winkler.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Corporate Governance Practices.    Because corporate governance practices evolve over time, our Board reviews and approves our Corporate Governance Guidelines, committee charters and other governance policies at least once a year and updates them as necessary and appropriate. Our Board is guided by our Corporate Governance Guidelines, which addresses director responsibilities, director access to management, director orientation and continuing education, director retirement and the annual performance evaluations of the Board and its committees. The Corporate Governance Guidelines also direct that the Nominating and Corporate Governance Committee consider the periodic rotation of committee members and committee chairs as a means of introducing fresh perspectives and broadening and diversifying the views and experience represented on the committees of our Board.

Director Independence.    Our Board has determined, after considering all of the relevant facts and circumstances, that Mses. Avril-Groves, Raiss and Barton and Messrs. Best, Kelson, Matt, Mills, Smith, Szews and Winkler are independent, as “independent” is defined by the listing standards of the NYSE, because they have no direct or indirect material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) that would cause the independence requirements of the NYSE listing standards not to be satisfied.

Board Leadership Structure.    Ms. Smith serves as the Chairman of the Board, President and CEO of the Company. Our Board has concluded that combining the roles of CEO and Chairman of the Board is the most effective leadership structure for CMC at the present time as it promotes unified leadership and direction for CMC, allowing for a single, clear focus for management to execute CMC’s strategy and business plans. The combination of the Chairman and CEO roles is balanced by the appointment of a Lead Director, as well as the majority of our Board being comprised of independent directors. As discussed further below, the Lead Director is responsible for providing leadership to our Board when circumstances arise in which the joint role of the Chairman and CEO may be, or may be perceived to be, in conflict. The Lead Director also presides over those Board sessions that are attended only by independent directors. Our Board believes that having a Lead Director as part of its leadership structure promotes greater management accountability and ensures that directors have an independent contact on matters of concern to them.

Lead Director.    When considered appropriate, our Corporate Governance Guidelines permit the designation of a Lead Director by the majority vote of independent directors. Effective January 9, 2019, the independent directors designated Mr. Winkler as Lead Director to serve a four year term. The responsibilities of the Lead Director include:

•	convening and presiding over executive sessions attended only by independent and non-employee directors;

•	communicating to the CEO the substance of discussions held during those sessions to the extent requested by the participants;

•	serving as a liaison between the Chairman of the Board and our Board’s independent directors on sensitive issues and otherwise when appropriate;

•	consulting with the Chairman of the Board on meeting schedules and agendas;

•	consulting with the Chairman of the Board regarding materials to be sent to our Board;

•	consulting with the Chairman of the Board to assure the effectiveness of our Board meeting process;

•	presiding at meetings of our Board in the event of the Chairman of the Board’s absence;

•	leading the Board’s annual evaluation of the Chairman of the Board and the CEO;

•	monitoring and coordinating with management on corporate governance issues and developments; and

•	being available to advise committee chairpersons in fulfilling their designated roles and responsibilities to the Board.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

The Lead Director is also available to receive direct communications from stockholders through Board approved procedures and may periodically, as directed by our Board, be asked to speak for CMC or perform other responsibilities.

Board’s Role in Risk Oversight.    Management is principally responsible for defining, identifying and assessing the various risks facing CMC, formulating enterprise risk management policies and procedures and managing our risk exposures on a day-to-day basis. Our Risk Committee, comprised of the members of our executive leadership team, directs this process. The Board is responsible for overseeing our risk management processes. Enterprise risks, including environmental, social and governance (“ESG”) risks, are identified and prioritized by the Risk Committee, and each risk is assigned by the Board to a Board committee or the full Board for oversight, depending on the nature of the risk. The Risk Committee provides an annual risk assessment, with periodic updates as appropriate, to the Board or the applicable Board committee, and the Board or Board committee, as the case may be, assesses the risks and reviews options for risk mitigation presented by the Risk Committee, which includes determining a response strategy and monitoring progress on those strategies.

The following shows the allocation of risk oversight among the Board and its committees:

Full Board

Significant ESG, strategic and business risks, are monitored by the full Board

Audit Committee	Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee

Oversees the management of risks relating to the integrity of financial reporting, business interruption and cybersecurity, and compliance with legal and regulatory requirements	Oversees the management of risks relating to capital allocation and liquidity	Oversees the management of risks relating to compensation design and attracting and retaining key employees	Oversees the management of risks associated with corporate governance

As part of our risk assessment process, the Board or an applicable Board committee also receives presentations throughout the year from management regarding specific potential risks and trends as necessary. Annually, the Finance Committee and the full Board review the Company’s strategic business plans, which includes evaluating the competitive, technological, economic and other risks associated with these plans. We believe that the practices described above facilitate effective Board oversight of our significant risks.

Corporate Governance Guidelines and Code of Ethics.    Our Board has adopted Corporate Governance Guidelines, which reflect the principles by which we operate. When appropriate, the Nominating and Corporate Governance Committee and our Board review and revise our Corporate Governance Guidelines in response to regulatory requirements and evolving leading practices for similarly situated companies. We have also adopted a Code of Conduct and Business Ethics (the “Code of Conduct”), which applies to all of our directors, officers and employees. In addition, we have adopted a separate Financial Code of Ethics, which is applicable to our CEO, CFO, Corporate Controller, any person who may function as a Chief Accounting Officer or persons performing similar functions. We intend to post any amendments to or waivers from our Financial Code of Ethics and our Code of Conduct on our website to the extent applicable to our CEO, CFO, Corporate Controller, any person who may function as a Chief Accounting Officer or persons performing similar functions. Our Corporate Governance Guidelines, the Code of Conduct, the Financial Code of Ethics and other information are available at our website, www.cmc.com under the Governance and Board of Directors section, and such information is available in print to

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

any stockholder, without charge, upon request to Commercial Metals Company, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, or by calling (214) 689-4300.

Annual Board Evaluations.    Each year, the Nominating and Corporate Governance Committee and the Lead Director lead the Board through two evaluations: a Board self-evaluation and committee self-evaluations, which include an evaluation of our Lead Director and committee chairpersons. As part of the evaluation process, the Chairman of the Nominating and Corporate Governance Committee meets with each director individually. Through this process, directors provide feedback, assess performance, and identify areas where improvement can be made. We believe this approach supports the Board’s effectiveness and continuous improvement.

Management Succession Planning.    Our Board plays an integral oversight role in talent development by actively engaging in the succession planning for the CEO and other key employees at CMC. Our executive leadership team, led by our Vice President of Human Resources, annually presents to the Board a review of executive and senior management, including a discussion of those employees who are considered to be potential successors to executive and senior level positions with regard to their readiness and development opportunities. In addition, our Nominating and Corporate Governance Committee annually reviews and adopts an emergency succession plan for the CEO.

Communications by Stockholders and Other Interested Parties.    Stockholders and other interested parties may communicate with the Lead Director or any of the non-employee and independent directors by submitting a letter addressed to their individual attention or to the attention of non-employee directors c/o Corporate Secretary at P.O. Box 1046, Dallas, Texas 75221.

Meetings of Our Board.    In fiscal year 2020, the entire Board met six times, all of which were regularly scheduled meetings. All directors attended ninety-nine percent (99%) or more of the meetings of our Board and of the committees on which they served. We expect all directors and nominees to attend the virtual Annual Meeting. All directors with the exception of Ms. Raiss attended the 2020 annual meeting of stockholders.

Executive Sessions.    As required by the NYSE listing standards, non-employee and independent directors regularly schedule executive sessions of our Board and its committees in which they meet without the presence of employee directors or management. The presiding director at such executive sessions is the Lead Director. In fiscal year 2020, the non-employee directors, which include all members of our Board other than Ms. Smith, held five non-employee director sessions in connection with Board meetings and no stand-alone meetings.

Sustainability and Corporate Responsibility.    CMC is committed to operating sustainably and being a good corporate citizen for the benefit of our investors, customers, employees and the communities in which we live and work.

We pursue our ESG priorities through four focus areas, which are embedded in our current operations and growth strategy:

1.

Environmental Stewardship, by using resources efficiently, including promoting the recycling and reuse of ferrous and nonferrous metals, and continually striving to reduce the environmental impacts of our operations. For more information, see the Environment page under the Investors section of our website at www.cmc.com.

2.

Valuing our People, by making safety a top priority and fostering a diverse and inclusive work environment that provides opportunities for training, development and advancement. For more information, see the Values page under the Investors section of our website at www.cmc.com.

3.

Contributing to Communities, by making investments that strengthen local economies and support the causes in which our people believe. For more information, see the Communities page under the Investors section of our website at www.cmc.com.

4.

Customer Service & Product Responsibility, by listening to our customers, training our people and providing quality products and materials that have been manufactured in a socially and environmentally responsible manner.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

CMC’s business is inherently environmentally sustainable. As a vertically integrated organization, we purchase and process scrap metal, melt the recycled metal into new steel in our state-of-the-art electric arc furnaces (“EAFs”), roll the new steel into finished products in our rolling mills, and fabricate the finished products into lengths to be used in products that support manufacturing and build buildings and infrastructure in the regions we participate in. Our operations encompass the entire life cycle of steel from initial production to use to recycling to reuse. This vertically integrated manufacturing process saves more than 657 million cubic feet of landfill space annually.

We are also exploring innovative ways to recycle steel more efficiently and cleanly. Our EAF steelmaking technology consumes substantially less energy and fewer natural resources, and generates less emissions compared to traditional blast furnaces. For every ton of steel that we recycle, we conserve 2,500 pounds of iron ore, 1,400 pounds of coal and 120 pounds of limestone. In addition, by using a scrap-based EAF steelmaking process, our CO2 emissions are 8 times less than the global steelmaking average, allowing us to significantly reduce greenhouse gas emissions compared to our competitors.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

We publish our Sustainability Report bi-annually, addressing the many ways in which we make a positive impact on the world, including through social responsibility and environmental initiatives. We plan to issue our next Sustainability Report in 2021. Our most recent Sustainability Report is available on the Investor section of our website at www.cmc.com. Our Sustainability Report is not incorporated by reference in, and does not form a part of, this proxy statement.

Our fiscal year 2020 ESG developments include the following:

•	In August 2020, we announced our intent to build our third micro mill in Mesa, Arizona, which will be the first steel mill in North America to use “Q-One” technology. This technology will allow us to directly connect to renewable energy sources, such as solar and wind. We intend to construct a solar array on our plant site to provide a meaningful portion of the new mill’s power requirements, making this mill one of the most efficient and environmentally friendly steel mills in the world.

•	CMC Steel Arizona executed a Solar Participation Agreement with the Salt River Project to increase our use of renewable energy.

•	We maintained the company average top spot in the Jacobson Customer Satisfaction Survey, the steel industry benchmark for measuring customer service, which is a testament to our customer-first mantra and approach.

•	In September 2019, Great Dane recognized CMC Impact Metals as its “2019 Flatbed Trailer Supplier of the Year”.
•	The First Coast Manufacturers Association presented CMC Steel Florida with the 2020 Environmental Protection Award, recognizing our mill as the number one environmental steward among its 300 members throughout North Florida.

•	Of our eleven current Board members, four are women and one is a minority. As of August 31, 2020, women comprised 60% of our executive leadership team.

•	In fiscal year 2020, we supported our communities during the COVID-19 pandemic by donating more than 10,000 masks and other supplies to hospitals and first responders. In addition, CMC Poland was recognized by the American Chamber of Commerce in Poland for donating COVID-19 testing equipment to the local hospital in Zawiercie, which doubled the hospital’s output of COVID-19 tests.

•	Our most important achievement in fiscal year 2020 was continuing to keep our employees safe. In fiscal year 2020, approximately 74% of our facilities had zero safety incidents.

Throughout the COVID-19 pandemic, safety has remained our top priority. In March 2020, we formed a COVID-19 Task Force, comprised of all of the members of our global leadership team, to establish and implement a companywide, coordinated response to the pandemic. The Task Force acted quickly and decisively, enacting policies and procedures designed to protect the safety, health and well-being of our employees, customers and suppliers, including restrictions on travel and group gatherings, enhanced personal protective equipment, upgraded cleaning and sanitization protocols, physical distancing and modularization of our facilities, health and temperature screenings, remote work wherever possible, and structured return to work protocols. Our timely adoption of these measures allowed us to operate safely during the pandemic, without business interruptions or disruptions to our customers.

Identifying Emerging Sustainability Issues.    By identifying and proactively addressing ESG risks and opportunities, CMC protects and creates value for its stockholders, employees, customers and society as a whole. Our Risk Committee is primarily responsible for identifying and managing ESG issues, including climate change risks. Our Board maintains oversight over ESG issues at the full Board level and through relevant committees. We also identify emerging ESG issues through our membership and active participation in several industry association committees focused on topics of safety, health and environmental stewardship.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Board Committees

We have four standing board committees: Audit, Compensation, Nominating and Corporate Governance and Finance, the principal responsibilities of which are described below. All committee charters are available at our website, www.cmc.com.

Significant Committee Functions

Audit Committee

Our Board has a standing Audit Committee that performs the activities more fully described in the Audit Committee Report on page 64. Mr. Mills served on the Audit Committee through January 8, 2020, when he was appointed to the Compensation Committee. All members of the Audit Committee are financially literate under NYSE standards.

Members Mr. Szews (Chair) Mr. Best Mr. Smith Ms. Raiss Meetings in 2020: 7 • All members are independent

Compensation Committee

Our Board has a standing Compensation Committee that is responsible for the matters described in the Compensation Committee’s charter, including (i) annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and the other executive officers, (ii) evaluating the performance of the CEO and the other executive officers in light of those goals and objectives and (iii) determining and approving the CEO’s compensation based on this evaluation as well as setting the compensation of the other executive officers following a review with the CEO of the CEO’s evaluation, recommendations and decisions as to the performance and compensation of the other executive officers.

Members Ms. Avril-Groves (Chair) Mr. Kelson Mr. Mills Mr. Winkler Meetings in 2020: 6 • All members are independent

Additional responsibilities of the Compensation Committee are:

•  assisting our Board in the discharge of its responsibilities relating to the establishment, administration and monitoring of fair and competitive compensation and benefits programs for our executive officers and other executives;

•  making recommendations to our Board with respect to incentive compensation plans, equity-based plans and other compensation and benefits programs;

•  administering CMC’s incentive compensation, stock option, and other equity-based plans; and

•  reviewing and making recommendations to our Board regarding any employment, severance, change in control or separation agreement, or any deferred compensation arrangement, to be entered into with any executive officer.

Ms. Raiss served on the Compensation Committee through January 8, 2020, when she was appointed to the Audit Committee.

For a further discussion of the Compensation Committee’s role in executive officer compensation, the role of executive officers in determining or recommending the amount or form of executive compensation and the Compensation Committee’s engagement and use of independent third-party compensation consultants, please see the “Compensation Discussion and Analysis” section of this proxy statement.

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Nominating and Corporate Governance Committee

Our Board has a standing Nominating and Corporate Governance Committee that is responsible for the matters described in the Nominating and Corporate Governance Committee’s charter, including:

•  identifying and making recommendations as to individuals qualified to be nominated for election to our Board and Board committees;

•  monitoring developments in corporate governance matters and overseeing compliance with statutes, rules and regulations relating thereto, including reviewing, assessing and making recommendations to our Board with respect to our corporate governance guidelines;

•  overseeing the annual self-evaluation of the performance of our Board, Board committees and management;

•  overseeing and recommending compensation of non-employee directors;

•  reviewing and overseeing director orientation and continuing education; and

•  annually reviewing the charters of each committee of the Board, including the charter of the Nominating and Corporate Governance Committee.

Mr. Best served on the Nominating and Corporate Governance Committee through January 8, 2020, when he was appointed to the Finance Committee.

Members Ms. Raiss (Chair) Ms. Avril-Groves Mr. Mills Mr. Szews Meetings in 2020: 4 • All members are independent

Finance Committee

Our Board has established a standing Finance Committee that is responsible for the matters described in the Finance Committee’s charter, including:

•  reviewing and approving or recommending to our Board, as appropriate, potential strategic transactions including mergers, acquisitions, divestitures and major capital expenditures, as well as conducting post-transaction reviews and analysis;

•  reviewing and making recommendations to our Board with respect to the Company’s annual operating and capital expenditure plan;

•  reviewing and making recommendations to our Board with respect to CMC’s cash position, capital structure and strategies, financing strategies, debt arrangements and insurance coverage matters; and

•  reviewing and making recommendations to our Board with respect to CMC’s dividend policy, stock splits and stock repurchases, debt arrangements, and the issuances, as appropriate, of debt or equity securities.

Mr. Szews served on the Finance Committee through January 8, 2020, when he was appointed to the Nominating and Corporate Governance Committee. Mr. Matt joined the Finance Committee on June 16, 2020.

Members Mr. Smith (Chair) Ms. Barton Mr. Best Mr. Kelson Mr. Matt Mr. Winkler Meetings in 2020: 6 • All members are independent

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating nominees for directors. The Board, after considering the recommendation of the Nominating and Corporate Governance Committee, proposes a slate of nominees to the stockholders for election to the Board. For information on how to submit a candidate for consideration, please see “2022 Annual Meeting and Stockholder Proposals.”

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CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS

Director Qualifications and Attributes

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of stockholders. Director candidates must also have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition to considering these qualifications, the Nominating and Corporate Governance Committee will consider such relevant factors as it deems appropriate, including the current composition of our Board, the evaluations of other prospective nominees, and the need for any required expertise on our Board or one of its committees. Dedication of sufficient time, energy and attention to ensure diligent and effective performance of their duties is expected of directors. Directors may not serve on the board of directors of more than three other publicly traded companies. Directors should be committed to serve on our Board for an extended period of time, if elected by stockholders.

Board Diversity

When evaluating candidates, the Nominating and Corporate Governance Committee also considers factors that promote and advance diversity among the members of our Board. Although the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Nominating and Corporate Governance Committee considers a number of factors regarding diversity of personal and professional backgrounds (both domestic and international), national origins, specialized skills and acumen, racial and gender diversity, and breadth of experience in industry, manufacturing, financing transactions and business combinations.

Our Board currently includes four women, including our Chairman, and one African American. In addition, 50% of our Board committees are chaired by women. We were recently recognized by the 2020 Women on Boards as a ““W” Winning Company” for our commitment to board diversity. We were also recognized by the Women’s Forum of New York as a “2019 Corporate Champion” for having more than 30% of our Board seats held by women.

Executive Officer Diversity

Although we do not have a formal policy concerning diversity of executive officers, the Board seeks to ensure that a diversity of experiences, backgrounds and viewpoints are represented in our management. As of August 31, 2020, we had three women (Barbara Smith, Chairman, President and CEO, Jody Absher, Vice President, General Counsel and Corporate Secretary, and Jennifer Durbin, Vice President of Human Resources) in executive leadership roles, which is 60% of our executive leadership team.

Compensation Committee Report

The Compensation Committee of our Board has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to our Board that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into CMC’s Annual Report on Form 10-K for the fiscal year ended August 31, 2020.

Vicki L. Avril-Groves (Chairman)

Richard B. Kelson

Rick J. Mills

Joseph C. Winkler

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Stockholder Alignment and Execution

In fiscal year 2020, we continued to execute on our strategy of becoming a leading producer of reinforcing bar (“rebar”) and merchant bar in the United States and Poland. The actions we took in 2020 were in support of our strategy and focused on two key objectives:

1.	Maximize returns to stockholders; and

2.	Strengthen the balance sheet by, among other things, reducing debt.

Our incentive plans were designed to focus our executives on several key performance indicators that allow us to execute these key objectives.

CMC today has a portfolio of world class assets and one of the leading market positions in the U.S. and Poland in each of our major product lines. We manufacture long steel products with a strong focus in steel reinforcing bar and merchant bar as well as other long products like fence post and wire rod. We have achieved this as a result of a multiyear process of exiting businesses which did not fit our core business strategy and reinvesting the proceeds in both organic and inorganic growth, including our investment in a state of the art micro mill in Durant Oklahoma, which we commissioned in 2019, and our 2019 acquisition of four rebar mills and 33 fabrication facilities.

Fiscal year 2020 was a historic year for CMC, showcasing the potential of a transformed company following purposeful strategic repositioning and portfolio re-alignment. The benefits of these efforts became clear in fiscal year 2020 – CMC is now a company with significantly increased earnings, cash flow and operational capabilities. These actions also include a robust balance sheet, positioning CMC to thrive and grow.

Some of the key milestones of fiscal year 2020 include the following:

•	Increased Adjusted EBITDA over fiscal 2019 by 41%, and generated a 13% return on invested capital and $604 million of free cash flow;

•	Reacted quickly to the COVID-19 outbreak to protect the health of employees and avoid business interruptions and disruptions to our customers;

•	Announced our intent to build our third micro mill in Mesa, Arizona, which will be the first steel mill in North America with direct-connect potential to renewable energy sources;

•	Initiated a network optimization effort in North America that is expected to yield significant profit and working capital benefits;

•	Continued progress with merchant product growth including an enhanced commercial focus, broader product line offerings and improved product quality; and

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COMPENSATION DISCUSSION AND ANALYSIS

•	Acquired the Galvabar product line and production facility, providing customers with a complete range of corrosion resistant products.

Alignment Between Executive Pay and Company Performance

The Compensation Committee designs compensation programs to align the actions of our NEOs with the long-term interests of our stockholders based on the fundamental philosophy to pay for performance.

Above Target Annual Incentive Plan Payouts Aligned with Strong Adjusted Earnings Growth and ROIC(1)

(1)	Adjusted Earnings is a non-GAAP financial measure. Please refer to Appendix A for reconciliations and other information.

Above Target PSU Payouts Aligned with Strong Adjusted EBITDA and Relative Total Shareholder Return over the Three-Year Performance Period(1)(2)

(1)	Relative TSR performance and PSU payouts are for the three-year period ended fiscal year 2020.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Please refer to Appendix A for reconciliations and other information.

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COMPENSATION DISCUSSION AND ANALYSIS

Corporate Governance Highlights Regarding Executive Compensation.

Following are highlights of our compensation governance framework:

What we do:

✓	Target total compensation at approximately the 50th percentile of Peer Data (as defined on page 34)

✓	Robust NEO stock ownership and retention guidelines

✓	Majority of NEO compensation is at risk

✓	At least 50% of long-term incentive awards are in the form of PSUs

✓	Double trigger vesting upon a change in control for new equity awards starting fiscal year 2019

✓	Double trigger for severance upon a change in control

✓	Multiple performance metrics and multi-year vesting timeframes, emphasizing adjusted earnings, adjusted EBITDA, ROIC and relative TSR measures

✓	Limited perquisites

✓	Revised EECAs to provide for a change of control payment of two times base salary plus bonus effective August 2020

✓	Clawback policy

✓	Use independent executive compensation consultants

✓	Analyze risk when setting executive compensation

What we don’t do:

✗	No hedging, pledging or short sales of CMC stock

✗	No tax gross-up reimbursement payments to our executives

✗	No dividend equivalents on stock options

✗	No guaranteed incentive bonus payments
✗	No repricing of stock options without stockholder approval

✗	No acceleration of vesting upon retirement for new equity awards effective fiscal year 2019

Say-on-Pay Vote

Strong stockholder support for 2020 say-on-pay

At the Company’s 2020 annual stockholder meeting, the Company received 97.5% support for its say-on-pay proposal. While the say-on-pay vote is advisory and not binding, the Compensation Committee strongly values the opinions of our stockholders as expressed in the say-on-pay vote. The Compensation Committee believes that our 2020 support level demonstrates a strong alignment of our compensation programs with our stockholders’ interests.

The Compensation Committee will continue to consider the outcome of our future say-on-pay votes when making future compensation decisions for the NEOs.

Executive Compensation Participants

CMC’s executive compensation program applies to senior executives and senior managers; however, per the SEC executive compensation disclosure rules, this CD&A focuses on the compensation paid or awarded to the six NEOs included in the Fiscal Year 2020 Summary Compensation Table on page 44.

For fiscal year 2020, the NEOs were:

•	Barbara R. Smith, Chairman, President and CEO

•	Tracy L. Porter, Executive Vice President and COO

•	Paul J. Lawrence, Vice President and CFO

•	Jody K. Absher, Vice President, General Counsel and Corporate Secretary(1)

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COMPENSATION DISCUSSION AND ANALYSIS

•	Jennifer J. Durbin, Vice President, Human Resources(2)

•	Paul K. Kirkpatrick, Former Vice President, General Counsel and Corporate Secretary(3)

(1) Ms. Absher was promoted to Vice President, General Counsel and Corporate Secretary effective May 25, 2020.

(2) Ms. Durbin was promoted to Vice President, Human Resources effective January 10, 2020.

(3) Mr. Kirkpatrick’s employment ended effective March 31, 2020.

Compensation Objectives and Principles

The Compensation Committee believes that it is in the best interests of stockholders for CMC to establish and maintain a competitive executive compensation program by focusing on the following objectives:

Objective	How We Accomplish this Objective
Attract and Retain Top-Caliber Talent

•  Offer median base salaries and competitive employee benefits coupled with meaningful short- and long-term “variable” incentives

•  Benchmark executive compensation against a peer group of appropriately sized competitors for executive talent

•  Provide long-term incentive vehicles with multi-year vesting periods

Pay for Performance

•  A significant portion of executive potential compensation is based upon our financial performance

•  Annual Cash Incentive Bonus Program is based solely on financial goals

•  Long-term incentive grants are 60% performance-based for the CEO and 50% for the other NEOs

Align Executive and Stockholder Interests

•  Largest portion of executive pay is delivered in the form of long-term incentives that track the Company’s stock price

•  25% of PSUs vest based on relative total shareholder return which requires us to have strong total shareholder return relative to peers

Determination of Total Compensation

Independent Compensation Advisor

The Compensation Committee engages an independent compensation consultant to assist it in an ongoing review of CMC’s executive compensation program. The review includes an analysis of market compensation best practices and developments, external regulatory requirements, the competitive market for executive talent, the evolving culture and demands of the business, our compensation philosophy, including the features of our compensation program and the extent to which they support the execution of our business and talent needs.

As a best practice, the Compensation Committee periodically evaluates its selection of an independent compensation consultant. In September 2019, the Compensation Committee conducted this evaluation, including reviewing proposals of several potential consultants, and determined to engage FW Cook as its independent compensation consultant. Our prior executive compensation consultant, Korn Ferry, and FW Cook worked together to ensure a smooth transition in their support of the Compensation Committee.

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COMPENSATION DISCUSSION AND ANALYSIS

All work performed by the independent compensation consultant with regard to our executive compensation program is tasked and overseen directly by the Compensation Committee. At the direction of the Compensation Committee, our management provides information and analyses to the Compensation Committee. As discussed further below, CMC participates in and purchases various compensation surveys and studies that management and the Compensation Committee use to analyze executive compensation. The Compensation Committee believes that utilizing information from multiple compensation surveys supports an objective and well-rounded view of executive compensation practices.

FW Cook does not provide any other material services to CMC. The Compensation Committee has assessed the independence of FW Cook pursuant to the NYSE rules, and the Compensation Committee concluded that FW Cook’s work for the Compensation Committee did not raise any conflicts of interest.

Role of Management and CEO in Compensation Decisions

We believe in aligning executive and stockholder interests through an executive compensation program designed with input from management in an ongoing dialogue with the Compensation Committee and, as appropriate, the Compensation Committee’s independent compensation consultant regarding internal, external, cultural, business and motivational challenges and opportunities facing us and our executives. To that end, the executive team analyzes, with assistance from the Compensation Committee’s compensation consultant, trends and recommends improvements to the compensation programs. Specifically, during fiscal year 2020, Ms. Smith reviewed with the Compensation Committee her recommendations (without any recommendation as to her own compensation) regarding base salary adjustments, annual bonus and long-term incentive awards for the NEOs. In addition, during fiscal year 2020, CMC’s Vice President of Human Resources, CMC’s Vice President, General Counsel and Corporate Secretary and CMC’s Director of Compensation also periodically attended Committee meetings at the invitation of the Compensation Committee. While the Compensation Committee receives management’s input with respect to executive compensation, all decisions regarding compensation for the NEOs are made by the Compensation Committee. The Compensation Committee also meets regularly in executive session (without the attendance of any member of management).

Role of Peer Companies

Compensation Peer Group

Our executive compensation program is designed so that base pay and total short- and long-term compensation is competitive with market practices. Market practices, or benchmarks, are based on peer group data and compensation survey data. As part of the compensation consultant transition from Korn Ferry to FW Cook, Korn Ferry assisted the Compensation Committee with its review of the compensation peer group for continued appropriateness, considering the comparability of the peer companies in terms of industry focus, size, scope and complexity of operations. The Compensation Committee believes that the compensation peer group reflects CMC’s core business segments, operating model and market for talent. The Compensation Committee did not make any changes to the compensation peer group used for setting pay in 2020.

The Compensation Committee also uses compensation survey data in its evaluation of executive pay for the NEOs. Survey data provides insight into positions that may not generally be reported in proxy statements and information about the compensation of executives of non-public companies. To assist the Compensation Committee in evaluating fiscal year 2020 compensation levels, the Compensation Committee reviewed information from the following surveys: Equilar Top 25, US Mercer Executive and Willis Towers Watson CDB Executive Reports. For purposes of this CD&A, the compensation peer group data and compensation survey data are collectively referred to as “Peer Data.”

Performance Peer Group

The performance peer group is used to measure TSR performance which is 25% of the PSU awards. Similar to the compensation peer group, with the assistance of the compensation consultant, the Compensation Committee reviews the performance peer group on an annual basis for continued appropriateness, considering the comparability of the peer companies in terms of business characteristics, strategic imperatives, operating

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COMPENSATION DISCUSSION AND ANALYSIS

challenges, risk profile, and stock volatility. A good custom relative performance peer group should consist of companies that are similarly impacted by broader market and industry conditions and how these factors affect long-term stock price performance. The Compensation Committee did not make any changes to the performance peer group used to measure relative TSR performance for the 2020 PSUs.

The companies included in the 2020-2022 performance peer group were chosen by the Compensation Committee based on recommendations from Korn Ferry, with management input, because each of the peer group companies was viewed as sharing similar business characteristics, challenges and strategic direction with CMC, and the stock price of the peer group companies over time generally responds to the market in a manner similar to CMC’s common stock. Our performance peer group is broader than our compensation peer group as it is focused more on our comparators for investor capital, and is less bound by revenue size, which is a driver of pay levels in the compensation peer group. The two peer groups also serve different purposes in our executive pay program. The performance peer group governs the vesting of a portion of our PSU program, while the compensation peer group is used for a market review of competitive compensation levels for our NEOs.

The following table illustrates the list of our compensation and performance peers:

Company	Compensation Peer	Performance Peer

AK Steel Holding Corp.	X	X

Alcoa Corp.	X	X

Allegheny Technologies, Inc.	X	X

Ball Corporation	X

Carpenter Technology Corp.		X

Cleveland-Cliffs, Inc.	X	X

Crown Holdings	X

Eagle Materials, Inc.		X

Fluor Corp.		X

Granite Construction, Inc.		X

Harsco Corp.		X

Jacobs Engineering Group, Inc.		X

Martin Marietta Materials	X	X

McDermott International, Inc.		X

Nucor Corp.	X	X

Reliance Steel & Aluminum Co	X	X

Schnitzer Steel INDS-CL A	X	X

Silgan Holdings Inc.	X

Steel Dynamics, Inc.	X	X

Textron, Inc.		X

The Timken Company	X

TimkenSteel Corp.		X

Tutor Perini Corp.		X

United States Steel Corp.	X	X

Vulcan Materials Co.		X

Weyerhaeuser Co		X

Worthington Industries	X	X

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Mix: Components and Objectives of Short- and Long-Term Compensation

In accordance with our overall compensation philosophy and program, executives are provided with a mix of base salary, short-term incentives, long-term incentives and employee benefits. As shown in the charts below, our compensation philosophy places a significant portion of the potential compensation for each NEO “at risk” such that compensation will vary based on CMC’s performance.

(1)	Only includes NEOs employed for the full fiscal year.

Base Salary

We pay an annual base salary to each of our NEOs in order to provide them with a fixed rate of cash compensation that is “non-variable” during the fiscal year. While the Compensation Committee generally targets base salary at the 50th percentile of the Peer Data, actual base salary may be above or below the 50th percentile based on the Compensation Committee’s review of the underlying scope of an NEO’s responsibilities, individual performance and experience, tenure in the executive’s current position or with CMC, internal pay equity and retention concerns. For 2020, the Compensation Committee increased the CEO’s base salary by 7.5% to help position her closer to the market median and in recognition of her strong performance.

Executive	2020 Base Salary	Percentage Change from 2019 Base Salary

Barbara R. Smith(1)	$1,075,000	7.5%

Paul J. Lawrence(2)	$550,000	29.4%

Tracy L. Porter(3)	$750,000	4.2%

Jody K. Absher(4)	$335,000	—

Jennifer J. Durbin(4)	$300,000	—

(1)	Ms. Smith’s base salary increased based on her performance and Peer Data.
(2)	Mr. Lawrence’s base salary increased effective September 1, 2019 in connection with his promotion to Vice President and Chief Financial Officer.
(3)	Mr. Porter’s base salary increased based on his performance.
(4)	Mses. Absher and Durbin were not NEOs in 2019. Therefore, no percentage is reported.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Bonus

Role of the Annual Cash Incentive Bonus

The purpose of the Commercial Metals Company 2013 Cash Incentive Plan (the “2013 Cash Plan”) is to advance the interests of CMC and our stockholders by:

•

providing those employees designated by the Compensation Committee, which may include NEOs, other senior executives, senior managers and other employees, incentive compensation tied to pre-established and objective performance goals;

•	identifying and rewarding superior performance;

•	providing competitive compensation to attract, motivate and retain outstanding employees who achieve superior performance for us; and

•	fostering accountability and teamwork throughout CMC.

Goal-setting Process

In accordance with the terms of the 2013 Cash Plan, the Compensation Committee establishes appropriate performance periods, designates those executives eligible to participate, sets the level of potential awards and determines the financial targets or other performance measures which, if attained, result in payment of awards (the “performance goals”). Management may periodically make recommendations as to these matters, but the Compensation Committee makes all decisions with respect to the implementation of the 2013 Cash Plan.

The performance period for the annual bonus (the “Annual Cash Incentive Bonus”) is our fiscal year. The fiscal year 2020 Annual Cash Incentive Bonus was designed to focus our executives on short-term return as described below. We believe that these performance goals help focus the executives on effectively utilizing our assets, maximizing operational efficiencies and seeking profitable growth opportunities. In addition, under the fiscal year 2020 Annual Cash Incentive Bonus program, no bonus would be paid for the NEOs in the event CMC failed to achieve or exceed a 1% ROIC performance goal.

During 2020, the Compensation Committee established financial performance goals that were challenging and reflected CMC’s 2020 operating plan, economic and market conditions, and forecasts. The Compensation Committee increased the 2020 Adjusted Earnings financial goals by 4%, 9% and 11% at the threshold, target, and maximum levels, respectively, and the 2020 ROIC financial goals by 0% and 2% at the target and maximum levels, respectively. The Compensation Committee reduced the 2020 threshold level ROIC financial goal by 3%. The Compensation Committee did not adjust the financial performance goals as a result of the COVID-19 pandemic.

The table below sets forth each NEO’s fiscal year 2020 threshold, target and maximum bonus opportunities, expressed as a percentage of incentive base pay.

2020 Annual Cash Incentive Bonus Opportunity

Expressed as a Percentage of Incentive Base Pay for Fiscal Year 2020

Name	Incentive Base Pay	Threshold	Target	Maximum
Barbara R. Smith	$1,075,000	67.5%	135%	270%
Paul J. Lawrence(1)	$550,000	32.5%	65%	130%
Tracy L. Porter	$750,000	50%	100%	200%
Jody K. Absher	$335,000	22.5%	45%	90%
Jennifer J. Durbin	$300,000	22.5%	45%	90%

(1)	Mr. Lawrence’s bonus target was increased from 50% to 65% based upon his promotion and Peer Data.

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COMPENSATION DISCUSSION AND ANALYSIS

2020 Annual Cash Incentive Bonus Performance Goals

The following table sets forth the fiscal year 2020 financial performance goals applicable to each NEO. Payouts for performance in between performance levels are determined using straight line interpolation.

Commercial Metals Company	Weighting	Threshold	Target	Maximum	Actual Performance
Adjusted Earnings(1)	50%	$152 million	$228 million	$285 million	$317 million
ROIC(2)	50%	7.0%	9.4%	11.1%	13.1%

Financial Performance Payout Factor					200%

(1)

Adjusted Earnings means earnings from continuing operations before income taxes as determined under U.S. GAAP, less income taxes calculated using CMC’s projected effective tax rate as set forth on Appendix A and adjusted to exclude certain acquisition and legal related costs. These were excluded from the calculation because they were related to the achievement of strategic operating goals of the Company that arose after the financial performance goals were set.

(2)	ROIC means Adjusted Earnings before interest expense divided by the sum of current maturities of long-term debt, debt and stockholders equity less excess cash.

2020 Annual Cash Incentive Bonus Payouts

The table below shows the payouts received by each NEO in fiscal year 2020. The payouts (as a percentage of target) for the NEOs were consistent with those for the rest of the Company.

Executive	Payout ($)	Payout (% of Target)
Barbara R. Smith	$2,902,500	200%
Paul J. Lawrence	$715,000	200%
Tracy L. Porter	$1,500,000	200%
Jody K. Absher	$301,500	200%
Jennifer J. Durbin	$270,000	200%

Long-Term Incentive Program

Through our long-term incentive program, we provide senior executives, including participating NEOs, the opportunity for equity awards contingent on the attainment of multi-year performance goals. Acting in concert, the Annual Cash Incentive Bonus and the long-term incentive programs provide balanced cash incentives and equity incentives that we believe reward executive focus on delivering both financial results and long-term growth. The target long-term incentive awards are designed to achieve, when combined with base salary and the target Annual Cash Incentive Bonus, total compensation at approximately the 50th percentile of Peer Data and, when achieving maximum performance, to reach total compensation at the upper quartile of Peer Data.

Fiscal Year 2020 Long-Term Incentive Program

In fiscal year 2020, each NEO received a long-term incentive package consisting of the amounts below. Mses. Absher’s and Durbin’s long-term incentive awards were granted prior to their promotions. We expect that in the future both executives will receive at least 50% of their long-term incentive awards in the form of PSUs.

Executive	Target (% of Salary)	Target ($)	PSU Weighting	RSU Weighting
Barbara R. Smith	450%	$4,837,500	60%	40%
Paul J. Lawrence(1)	175%	$962,500	50%	50%
Tracy L. Porter	250%	$1,875,000	50%	50%
Jody K. Absher(2)	15%	$35,400	—	100%
Jennifer J. Durbin(2)	15%	$35,400	—	100%

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COMPENSATION DISCUSSION AND ANALYSIS

(1)	Mr. Lawrence’s long-term incentive target increased from 125% to 175% in connection with increased responsibility and internal pay equity.
(2)	Mses. Absher’s and Durbin’s long-term incentive awards were granted prior to their promotions.

Restricted Stock Units (RSUs)

The fiscal year 2020 RSU awards vest ratably over a three-year period and will be settled in shares of CMC common stock.

Performance Share Units (PSUs)

The fiscal year 2020 PSU awards vest at the end of a three-year performance period, which runs from September 1, 2019 to August 31, 2022, and will be settled in shares of Company common stock based 75% on Adjusted EBITDA and 25% based on relative TSR. The Compensation Committee believes that such metrics are aligned with CMC’s long-term business plan and long-term stockholders’ interests.

Adjusted EBITDA Portion of PSUs (75%)

In each year of the performance period, the Compensation Committee sets an Adjusted EBITDA goal based on the business plan and performance is measured on a cumulative basis as compared to the target level. If a positive ROIC is not attained over the three-year performance period, then under the terms of the award agreements, none of the PSU awards subject to the Adjusted EBITDA metric will vest, regardless of the Adjusted EBITDA performance achieved. The payout formula is intended to encourage strong, focused performance, with each performance level representing what the Compensation Committee deemed to be stretch, but attainable performance goals given the economic and market conditions at the time the goals were set. The Adjusted EBITDA target for fiscal year 2020 was $510 million, and CMC achieved $621 million of Adjusted EBITDA in fiscal 2020. The following table sets forth the vesting percentage and payout levels for the portion of the PSU awards that vest based on fiscal year 2020 – 2022 Adjusted EBITDA performance.

2020 – 2022 Adjusted EBITDA Performance vs. Target

	Adjusted EBITDA Metric
	Threshold (70%)	Target (100%)	Maximum (130%)
Percent of PSUs to Vest:	50%	100%	200%

Relative TSR Portion of PSUs (25%)

The following table sets forth the vesting percentage and payout levels for the portion of the PSU award that vests based on relative TSR performance.

	TSR Metric
	Threshold >/=P30	Target >/=P50	Maximum >/=P70
Percent of Units to Vest:	50%	100%	200%

Fiscal Year 2018 – 2020 Long-Term Incentive Programs

For the PSUs granted on October 23, 2017 to all of the then-serving NEOs, the awards were settled based on CMC’s achievement of Adjusted EBITDA, ROIC and TSR performance during the three-year performance period ended August 31, 2020 as follows:

	Performance Metric
	Cumulative Adjusted EBITDA	ROIC	TSR Ranking

Target	$1.199 billion	Positive	50th Percentile

Actual	$1.440 billion	8.9%	96th Percentile

Adjusted EBITDA Funding: 167% TSR Funding: 200%

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COMPENSATION DISCUSSION AND ANALYSIS

Special Promotion and Retention Award Granted in September 2017

For the PSUs granted on September 1, 2017 to Ms. Smith, the awards were settled based on CMC’s achievement of Adjusted EBITDA, ROIC and TSR performance during fiscal year 2018-2020. This award was issued in an amount equal to the difference between the existing long-term incentive target and the new incentive target associated with her promotion and for retention purposes.

	Performance Metric
	Cumulative Adjusted EBITDA	ROIC	TSR Ranking

Target	$1.199 billion	Positive	50th Percentile

Actual	$1.440 billion	8.9%	96th Percentile

Adjusted EBITDA Funding: 167% TSR Funding: 200%

Other Elements of Compensation

As described below, we also provide retirement benefits and health and other welfare benefits to our NEOs.

Retirement and Non-qualified Deferred Compensation Programs

Retirement Plan:    The primary tax qualified long-term compensation retirement plan we have for our employees in the United States is the Commercial Metals Companies Retirement Plan (the “401(k) Plan”). The 401(k) Plan is a defined contribution plan and all Company contributions to the plan are discretionary. Please see footnote 4 to the Fiscal Year 2020 Summary Compensation Table beginning on page 44 for more detailed information.

Benefit Restoration Plan:    As a result of limitations mandated by federal tax law and regulations that limit defined contribution plan retirement benefits of more highly compensated employees, CMC provides the Benefit Restoration Plan (“BRP”), a non-qualified plan for certain executives, including each of the NEOs, designated by the Compensation Committee, who are subject to federally mandated benefit limits in the 401(k) Plan. Following each calendar year-end, we credit to the participant’s account under the BRP a dollar amount equal to the amount of Company contributions that the participant would have received under the 401(k) Plan, but for the limits imposed by law on Company contributions to that plan. A BRP participant may also elect to defer up to 50% of his or her base salary and Annual Cash Incentive Bonus into his or her BRP account. The Compensation Committee believes that the BRP is an important element of our long-term compensation program because it helps attract and retain talent in a competitive market. Please see footnote 4 to the Fiscal Year 2020 Summary Compensation Table beginning on page 44 for more detailed information.

Perquisites

We provide car allowances to each of our NEOs. Please see footnote 4 to the Fiscal Year 2020 Summary Compensation Table beginning on page 44 for more detailed information. We do not own or provide to the NEOs corporate aircraft, security services, an executive dining room or similar perquisites.

Health and Other Welfare Benefits

Our NEOs, along with all other employees, are eligible to participate in medical, dental, vision, life, accidental death and disability, short and long-term disability, and other employee benefits generally made available to employees. In addition, CMC offers a supplemental long-term disability program for executives, including the NEOs, which is intended to replicate the coverage available to non-executive employees.

Termination, Severance and Change in Control Benefits

As of August 31, 2020, the employment agreements with each of our then serving NEOs provide severance benefits upon a qualifying termination of employment. In addition, we have entered into Executive Employment Continuity Agreements (“EECAs”) with each of the NEOs, which provide for enhanced severance benefits in the event of a qualifying termination of employment within two years following a Change in Control (as defined in such agreements). The termination provisions included in the employment agreements and EECAs are further

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COMPENSATION DISCUSSION AND ANALYSIS

described below in the “Potential Payments and Benefits Upon Termination or Change in Control” section. The Compensation Committee believes the payments provided for under the employment agreements and EECAs upon a qualifying termination of employment to be reasonable in light of the non-competition obligations imposed upon the NEOs post-termination and in order to ensure that we have the continued attention and dedication of the executives during circumstances that could result in a Change in Control.

In connection with Mr. Kirkpatrick’s departure from the Company, Mr. Kirkpatrick and the Company entered into a separation and release agreement on February 28, 2020. The separation and release agreement supersedes the EECA between Mr. Kirkpatrick and the Company, except with regard to Mr. Kirkpatrick’s confidentiality, non-competition and non-solicitation obligations in the EECA. In addition, Mr. Kirkpatrick agreed to certain ongoing cooperation obligations contained in the separation agreement, including providing transition services to the Company through October 1, 2020. In consideration for Mr. Kirkpatrick’s release and waiver of claims and agreement to comply with the non-competition and non-solicitation obligations referenced in the separation and release agreement, the Company agreed to pay Mr. Kirkpatrick: (i) an aggregate amount equal to $360,000 in two equal lump sum payments, which is approximately equivalent to nine months of his base salary, in part as compensation for providing transition services to the Company from February 28, 2020 to October 1, 2020; (ii) Mr. Kirkpatrick’s prorated fiscal year 2020 annual performance bonus, at target, through March 31, 2020 as approved by the Company’s Compensation Committee; (iii) twenty days of accrued, unused vacation pay; and (iv) reimbursement for the monthly premium for health benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) paid by Mr. Kirkpatrick for himself and his eligible dependents for COBRA coverage under the Company’s group health plan.

Finally, the 2013 Cash Plan provides that in the event of a Change in Control, the Compensation Committee has discretion to take such action as it determines to be in the best interest of the Company to determine the extent to which incentive compensation is considered earned and payable during any performance period.

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits our federal tax deduction for compensation paid in any fiscal year to our CEO and our other “covered employees,” as defined in Section 162(m), to $1,000,000. In the past, an exception to this deduction limit was available for “performance-based” compensation that had been approved by our stockholders and otherwise satisfied certain requirements under Section 162(m) and applicable regulations. As a result of tax legislation enacted in 2017, this exception for performance-based compensation is not available for taxable years beginning after 2017. This legislation also expanded the definition of “covered employees” to include the chief financial officer and certain former named executive officers.

The Compensation Committee has believed that it was generally beneficial to CMC to design compensation arrangements that were intended to satisfy the requirements for deductibility under Section 162(m), and CMC has taken appropriate actions, to the extent feasible, that were designed and intended to preserve the deductibility of annual incentive and long-term performance awards previously granted to its executive officers who are covered by Section 162(m). However, the Compensation Committee also believes there may be circumstances in which CMC’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

As a result of the 2017 tax legislation, compensation paid in excess of $1,000,000 to individuals who are covered employees is not expected to be deductible under Section 162(m) of the Code. Therefore, certain compensation paid under our existing equity plans and certain of our long-term equity awards originally designed with the intent that such amounts qualify as “performance-based” compensation may not be deductible. Although the Compensation Committee will continue to analyze the effect that Section 162(m) and the potential lack of deduction for amounts paid in excess of the deduction limit may have on CMC, the Compensation Committee continues to retain flexibility to make compensation decisions that are based on factors other than Section 162(m) and related consequences when necessary or appropriate (as determined by the Compensation Committee in its sole discretion) to enable CMC to continue to attract, retain, reward and motivate its highly-qualified executives. This flexibility may include amending or modifying the design elements of our historical compensation programs to the extent those design elements were principally adopted in an effort to comply with Section 162(m).

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Risk Assessment – NEOs

CMC’s compensation policies are structured to discourage inappropriate risk-taking by our executives. The “Compensation Risk Assessment” section on page 57 describes the Compensation Committee’s assessment, which includes, among other things, FW Cook’s annual risk assessment and the Compensation Committee’s belief that our compensation programs do not encourage excessive risk-taking and thus do not create risks that are reasonably likely to have a material adverse effect on CMC.

Stock Ownership Policy and Policy Regarding Hedging and Pledging of Company Stock

Our Board has implemented stock ownership guidelines for directors, executive officers and certain other senior level employees. Our Board believes that minimum ownership guidelines serve to further align the interests of those covered by the guidelines with our stockholders. Individuals who are hired or promoted into positions covered by the guidelines, or who are elected to serve on our Board, have five years following their hire or promotion date to attain the minimum ownership level applicable to their positions. The guidelines require ownership of Company common stock with a value of the greater of the current fair market value or the closing price per share on the date on which the shares were acquired, of not less than the following amounts, as determined on October 31st of each year:

The Compensation Committee established stock ownership guidelines for our non-employee directors, executive officers and other senior level employees, as set forth in the following table:

Position	Stock Ownership Guidelines
Non-Employee Directors	5x the director’s prevailing annual cash retainer award
President and CEO	5x base salary
COO	4x base salary
EVPs, SVPs, each Company business segment President, the CFO, the VP of Human Resources and the General Counsel	3x base salary
Other executives as may be designated by the Compensation Committee	1x base salary

Unvested time-vested restricted stock, unvested time-vested RSUs and vested stock options are included when determining the amount of stock ownership, with each share of unvested time-vested restricted stock and each share subject to unvested time-vested RSUs and vested options counting as one share of Company common stock for each share of Company common stock subject to such RSUs and options. Stock appreciation rights, whether or not vested, unearned PSUs and unvested stock options do not count for purposes of determining compliance with the stock ownership guidelines. In addition, unvested restricted stock and RSUs that are subject to conditions other than time vesting do not count for the purpose of determining stock ownership levels. All persons subject to the guidelines must retain the shares of Company common stock they acquire upon the exercise of any stock options (after payment of the exercise price and taxes) and 50% of the shares of Company common stock issued upon the vesting of any of their restricted stock or RSUs (after payment of taxes) until achievement of the retention levels.

As of November 18, 2020, all directors and NEOs have met or, within the applicable period, are expected to meet the stock ownership guidelines.

CMC’s insider trading and anti-hedging policy prohibits all employees from buying or selling Company securities while aware of material non-public information and prohibits the disclosure of material non-public information to others who then trade in our securities. The policy is available on our website, www.cmc.com, in the Governance and Board of Directors section. As part of this policy, certain other Company securities related transactions by directors, officers and employees are also prohibited or subject to specific notice and pre-approval requirements. The policy is premised on the belief that even in those circumstances where the proposed transaction may not constitute a violation of law or applicable regulations, it is nonetheless considered inappropriate for any director,

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COMPENSATION DISCUSSION AND ANALYSIS

officer or other employee of ours to engage in short-term or speculative transactions in our securities, which may be viewed as reducing their incentive to improve our performance or inconsistent with the objectives of our stockholders in general. Therefore, it is our policy that directors, officers and other employees may not engage in any transactions involving our securities which constitute short sales, puts, calls, forwards, futures or other derivative securities. The policy prohibits certain other transactions including hedging or monetization transactions, such as zero-cost collars, forward sale contracts and arrangements pledging Company securities as collateral for a loan (without adequate assurance of other available assets to satisfy the loan).

Clawback Policy

In fiscal year 2014, the Compensation Committee adopted a clawback policy which allows the Compensation Committee, to the extent legally permitted and pursuant to the terms of the policy, to recover annual cash or long-term equity incentive compensation payment or award made or granted to any current or former executive officer if the payment or award was predicated upon achieving financial results that were subsequently the subject of restated financial statements and a lower payment or award would have been made to the executive based upon the restated financial statements.

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EXECUTIVE COMPENSATION

The following tables, footnotes and narratives, found on pages 44 through 56, provide information regarding the compensation, benefits and equity holdings in CMC for the NEOs.

Fiscal Year 2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non Equity Performance Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Barbara R. Smith President and CEO	2020	$1,063,462	$—	$4,884,774	$—	$2,902,500	$187,605	$9,038,341
	2019	$992,308	$—	$4,414,341	$—	$2,049,000	$192,939	$7,648,588
	2018	$950,000	$—	$5,337,922	$—	$2,375,000	$114,574	$8,777,496
Paul J. Lawrence Vice President, Chief Financial Officer	2020	$550,000	$—	$962,183	$—	$715,000	$69,508	$2,296,691
	2019	$418,846	$—	$518,336	$—	$340,000	$49,561	$1,326,744
	2018	$358,461	$—	$286,203	$—	$331,880	$35,571	$1,012,115
Tracy L. Porter Executive Vice President and Chief Operating Officer	2020	$745,385	$—	$1,874,371	$—	$1,500,000	$125,587	$4,245,342
	2019	$716,923	$—	$1,756,249	$—	$1,100,000	$122,928	$3,696,100
	2018	$663,462	$—	$1,758,022	$—	$1,266,416	$87,246	$3,775,146
Jody K. Absher(5) Vice President, General Counsel and Corporate Secretary	2020	$271,917	$—	$33,552	$—	$301,500	$37,989	$644,959
	2019	—	$—	—	$—	—	—	—
	2018	—	$—	—	$—	—	—	—
Jennifer J. Durbin(5) Vice President, Human Resources	2020	$275,684	$—	$33,552	$—	$270,000	$40,445	$619,681
	2019	—	$—	—	$—	—	—	—
	2018	—	$—	—	$—	—	—	—
Paul K. Kirkpatrick(6) Former Vice President, General Counsel and Corporate Secretary	2020	$287,077	$—	$865,955	$—	$187,250	$211,931	$1,552,213
	2019	$478,462	$—	$819,578	$—	$475,000	$75,475	$1,848,515
	2018	$468,461	$—	$828,878	$—	$600,000	$59,342	$1,956,681

(1)	No additional cash bonuses were paid in fiscal year 2020.
(2)

Amounts reported in this column for fiscal year 2020 represent the grant date fair value of PSUs and RSUs awarded in fiscal year 2020 and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair value for PSUs is based on the probable outcome of the vesting conditions as of the grant date. The maximum value of the PSUs for Ms. Smith and Messrs. Lawrence, Porter, and Kirkpatrick, respectively, are as follows: $6,096,523, $1,010,843, $1,969,166, and $909,752. Mses. Absher and Durbin were not granted PSUs in fiscal year 2020. Assumptions used in determining these values can be found in Note 15 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 15, 2020.

(3)

Amounts reported in fiscal year 2020 for each NEO represent the 2020 Annual Cash Incentive Bonus earned by each NEO. Please see the Compensation Discussion & Analysis for further information regarding these bonuses.

(4)

For fiscal year 2020, this column includes a contribution of $18,200 to the 401(k) Plan account for Ms. Smith, Mr. Lawrence, and Mr. Porter $18,038 for Ms. Absher, $18,114 for Ms. Durbin, and $11,268 for Mr. Kirkpatrick. This column also includes contributions to the BRP accounts of Ms. Smith of $127,924, Mr. Lawrence of

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EXECUTIVE COMPENSATION

$27,608, Mr. Porter of $70,962, Ms. Absher of $5,852, Ms. Durbin of $6,056, and Mr. Kirkpatrick of $0. This column also includes car allowances for Ms. Smith of $10,000, Mr. Lawrence of $3,462, Mr. Porter of $11,265, Ms. Absher of $2,692, Ms. Durbin of $3,462, and Mr. Kirkpatrick of $4,615. Under the terms of the Executive Annual Health Program, all NEOs were eligible to be reimbursed for the cost of an annual physical up to a maximum of $10,000. Due to health care privacy concerns, the actual reimbursements for participants under this program are not shown and instead this column includes the maximum amount eligible for reimbursement. This column also includes the premiums paid on behalf of the executive by CMC for supplemental long-term disability coverage in the amounts of $5,779, $1,380, $2,787, $4,812, $5,820, and $2,523 for Mses. Smith, Absher, and Durbin and Messrs. Lawrence, Porter, and Kirkpatrick, respectively.
(5)	Mses. Absher and Durbin were not NEOs prior to fiscal year 2020.
(6)

Mr. Kirkpatrick’s employment ended effective March 31, 2020. Pursuant to Mr. Kirkpatrick’s severance agreement Mr. Kirkpatrick received a $180,000 lump sum payment in fiscal year 2020 and COBRA health insurance in the amount of $3,492.

Grants of Plan Based Awards

The following table and footnotes provide information regarding grants of plan based awards to NEOs in fiscal year 2020.

Grants of Plan Based Awards in Fiscal Year 2020

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)(5)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Barbara R. Smith	10/21/2019	$725,625	$1,451,250	$2,902,500	78,574	157,147	314,294	—	$3,048,261
	10/21/2019	—	—	—	—	—	—	104,764	$1,836,513
Paul J. Lawrence	10/21/2019	$178,750	$357,500	$715,000	13,028	26,056	52,112	—	$505,421
	10/21/2019	—	—	—	—	—	—	26,056	$456,762
Tracy L. Porter	10/21/2019	$375,000	$750,000	$1,500,000	25,379	50,758	101,516	—	$984,583
	10/21/2019	—	—	—	—	—	—	50,758	$889,788
Jody K. Absher	10/21/2019	$75,375	$150,750	$301,500	—	—	—	—	—
	10/21/2019	—	—	—	—	—	—	1,914	$33,552
Jennifer J. Durbin	10/21/2019	$67,500	$135,000	$270,000	—	—	—	—	—
	10/21/2019	—	—	—	—	—	—	1,914	$33,552
Paul K. Kirkpatrick(5)	10/21/2019	$93,625	$187,250	$374,500	11,725	23,450	46,900	—	$454,876
	10/21/2019	—	—	—	—	—	—	23,450	$411,079

(1)

Represents the Annual Cash Incentive Bonus under the 2013 Cash Plan. The 2013 Cash Plan and the terms of these awards are described in the section entitled “Annual Cash Incentive Bonus” on pages 37 through 38.

(2)

Represents PSUs granted under CMC’s 2013 Long-Term Equity Incentive Plan, with 75% of the PSUs vesting based on CMC’s achievement of financial performance goals relating to ROIC and Adjusted EBITDA, and 25% of the PSUs vesting based on CMC’s relative TSR performance compared to the TSR peer group. The performance period for the PSUs granted on October 21, 2019 commenced on September 1, 2019 and will continue through August 31, 2022. The 2020-2022 long-term incentive program is described in further detail in the section entitled “Long-Term Incentive Program” on pages 38 through 40.

(3)

Represents RSUs granted under CMC’s 2013 Long-term Equity Incentive Plan that vest ratably over three years from the date of grant, subject to the NEO’s continued employment through the applicable vesting date.

(4)

Represents the grant date fair value of PSUs and RSUs awarded in fiscal year 2020 and calculated in accordance with FASB ASC Topic 718. The grant date fair value for the portion of the PSUs that vest based on Adjusted EBITDA and ROIC performance was based on the probable outcome of the performance-based vesting conditions as of the grant date. The grant date fair value for the portion of the PSUs that vest based

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EXECUTIVE COMPENSATION

on TSR performance was based on the probable outcome of the market-based vesting condition and the application of a Monte Carlo simulation model. Assumptions used in determining these values can be found in Note 15 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 15, 2020.
(5)	Mr. Kirkpatrick’s employment ended effective March 31, 2020. As a result, the non-equity incentive plan award was pro-rated at payout and the equity incentive plan awards were forfeited.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

As of August 31, 2020, we have entered into employment agreements with Mses. Smith, Absher and Durbin and Messrs. Porter and Lawrence. The initial term of each agreement generally expires on the last day of the fiscal year following the two year anniversary of the effective date of the employment agreement, with automatic one-year renewals thereafter unless terminated by either party. The employment agreements set forth a minimum annual base salary and provide that each executive is eligible to earn a bonus under our compensation program but has no guaranteed bonus amount. Each executive is also eligible to participate in or receive benefits under any plan or arrangement made generally available to our employees. Please see the narrative and tables included in the “Potential Payments and Benefits Upon Termination or Change in Control” section on pages 49 through 56 for a description of the compensation that would be paid to the NEOs in the event of their termination following a Change in Control, as well as other events resulting in termination of employment.

Material terms of the grants of plan based awards are described on pages 37 through 38 where we have discussed the Annual Cash Incentive Bonus and pages 38 through 40 where we have discussed the long-term incentive awards. The fiscal year 2020 long-term incentive awards for Ms. Smith, Messrs. Lawrence, Porter, and Kirkpatrick consisted of time-based RSUs and PSUs, with 75% of the PSUs vesting based on CMC’s achievement of financial performance goals related to adjusted EBITDA and ROIC and 25% of the PSUs vesting based on CMC’s relative TSR performance compared to the performance peer group. The awards for Mses. Absher and Durbin consisted of time-based RSUs only based upon their prior positions. The percentage of salary and bonus (as noted in the Non Equity Performance Incentive Plan Compensation column) of each of the NEOs as compared to the total compensation in the Fiscal Year 2020 Summary Compensation Table is as follows: Ms. Smith (44%), Mr. Lawrence (55%), Mr. Porter (53%), Ms. Absher (89%), Ms. Durbin (88%) and Mr. Kirkpatrick (35%).

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information regarding PSUs and RSUs as of the end of fiscal year 2020. As of August 31, 2020, none of our NEOs held outstanding options or stock appreciation rights (“SARs”). The market value of shares that have not vested was determined by multiplying the closing market price of our common stock on August 31, 2020 on the NYSE, $20.87, by the number of shares that have not vested.

Outstanding Equity Awards at 2020 Fiscal Year-End

	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares Or Units Of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Name

Barbara R. Smith	10,841(1)	$226,252	—	$—

	31,146(2)	$650,017	—	$—

	66,120(3)	$1,379,924	297,520(4)	$6,209,242

	104,764(5)	$2,186,425	314,294(6)	$6,559,316

Paul J. Lawrence	2,191(2)	$45,726	—	$—

	9,758(3)	$203,649	29,270(4)	$610,865

	26,056(5)	$543,789	52,112(6)	$1,087,577

Tracy L. Porter	11,282(2)	$235,455	—	$—

	5,022(7)	$104,809	—	$—

	33,060(3)	$689,962	99,174(4)	$2,069,761

	50,758(5)	$1,059,319	101,516(6)	$2,118,639

Jody K. Absher	439(2)	$9,162	—	$—

	1,261(3)	$26,317	—	$—

	1,914(5)	$39,945	—	$—

Jennifer J. Durbin	446(2)	$9,308	—	$—

	1,261(3)	$26,317	—	$—

	1,914(5)	$39,945	—	$—

Paul K. Kirkpatrick	—	$—	—	$—

	—	$—	—	$—

	—	$—	—	$—

(1)

Represents RSUs granted on September 1, 2017, with one-third of the award vested one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

(2)

Represents RSUs granted on October 23, 2017, with one-third of the award vested one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

(3)

Represents RSUs granted on October 22, 2018, with one-third of the award vested one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

(4)

In accordance with the SEC executive compensation reporting rules, represents the maximum level of PSUs granted on October 22, 2018, with 75% of the PSUs vesting based on the Company’s achievement of performance goals relating to ROIC and Adjusted EBITDA and 25% of the PSUs vesting based on the Company’s TSR performance relative to the TSR peer group, in each case measured over the fiscal year 2019-2021 performance period.

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(5)

Represents RSUs granted on October 21, 2019, with one-third of the award vested one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

(6)

In accordance with the SEC executive compensation reporting rules, represents the maximum level of PSUs granted on October 21, 2019, with 75% of the PSUs vesting based on the Company’s achievement of performance goals relating to ROIC and Adjusted EBITDA and 25% of the PSUs vesting based on the Company’s TSR performance relative to the TSR peer group, in each case measured over the fiscal year 2020-2022 performance period.

(7)

Represents RSUs granted on April 2, 2018, with one-third of the award vesting one year after the date of grant, one-third of the award vesting two years after the date of grant and the remaining one-third vesting three years after the date of grant.

Option/SARs Exercises and Stock Vested

The following table provides information regarding stock vested during fiscal year 2020 for the NEOs. No SARs were exercised by NEOs in fiscal year 2020.

Option/SARs Exercises and Stock Vested in Fiscal Year 2020

	Options/SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Barbara R. Smith	—	$—	322,258	$7,003,941
Paul J. Lawrence	—	$—	21,267	$450,373
Tracy L. Porter	—	$—	105,849	$2,233,946
Jody K. Absher	—	$—	1,624	$30,846
Jennifer J. Durbin	—	$—	1,640	$31,151
Paul K. Kirkpatrick	—	$—	22,238	$422,512

(1)	Included in these columns are the number of shares and the associated value realized with respect to the vesting of the RSUs and PSUs.

Nonqualified Defined Contributions and Other Deferred Compensation Plans

All of the NEOs have previously been designated by the Compensation Committee as being eligible to participate in the BRP. Participants can elect to defer W-2 earnings, including annual bonus awards, up to a maximum of 50% of such earnings. Deferrals are matched up to 4.5%, with the matching contributions vesting after two years of service. Annually, BRP participants must elect, prior to the fiscal year in which the compensation to be credited or deferred to the BRP is earned, the time at which they want distributions from the BRP. Amounts may be deferred for a minimum of one year. Distribution election options include commencement upon retirement either in a lump sum or installments or at a set future date either in lump sum or installments even if employment continues with us. In the event of death or disability, the participant or his or her estate will receive a lump sum payment. The payment of amounts deferred by NEOs after December 31, 2004 and that are to be paid after termination of employment, will be delayed for six months following termination of employment in order to comply with Section 409A of the Code.

Amounts deferred into the BRP by the participant as well as contributions by us are credited with market earnings or losses based on the participant’s self-directed investment election and allocation among a group of mutual funds. The mutual funds available in the BRP have investment objectives similar, but not identical to, those funds

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available to all employees under our tax-qualified plan. There is no above-market or preferential interest rates credited on any compensation deferred in the BRP. Participants may change fund choices on a daily basis to the extent permitted by the funds.

The following table and footnotes provide information regarding the non-qualified deferred compensation plan during fiscal year 2020 for the NEOs.

Fiscal Year 2020 Non-Qualified Deferred Compensation Table

Name	Executive’s Contribution in Last FY ($)	Registrant’s Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Barbara R. Smith	$176,181	$143,593	$150,107	$—	$2,592,903(1)
Paul J. Lawrence	$35,535	$33,008	$12,500	$—	$181,208(2)
Tracy L. Porter	$111,341	$80,270	$143,201	$—	$2,944,492(3)
Jody K. Absher	$27,077	$5,852	$2,759	$—	$40,180(4)
Jennifer J. Durbin	$40,625	$6,056	$4,656	$—	$53,605(5)
Paul K. Kirkpatrick	$47,500	$—	$143,725	$—	$715,848(6)

(1)	Approximately 58% of the aggregate balance at 2020 fiscal year end results from Ms. Smith’s voluntary deferrals of compensation to the BRP since participation began in 2013.
(2)	Approximately 47% of the aggregate balance at 2020 fiscal year end results from Mr. Lawrence’s voluntary deferrals of compensation to the BRP since participation began in 2017.
(3)	Approximately 39% of the aggregate balance at 2020 fiscal year end results from Mr. Porter’s voluntary deferrals of compensation to the BRP since participation began in 2006.
(4)	Approximately 71% of the aggregate balance at 2020 fiscal year end results from Ms. Absher’s voluntary deferrals of compensation to the BRP since participation began in 2019.
(5)	Approximately 76% of the aggregate balance at 2020 fiscal year end results from Ms. Durbin’s voluntary deferrals of compensation to the BRP since participation began in 2020.
(6)	Approximately 39% of the aggregate balance at 2019 fiscal year end results from Mr. Kirkpatrick’s voluntary deferrals of compensation to the BRP since participation began in 2012.

Potential Payments and Benefits Upon Termination or Change in Control

Under our executive compensation program, severance payments and the provision of benefits can be triggered upon termination of an NEO’s employment and following a Change in Control. These payments may include payments resulting from the employment agreements and EECAs discussed below.

Employment Agreements

Below is a description of the termination provisions included in each of the employment agreements and EECAs. As of August 31, 2020, the then serving NEOs are also bound under the terms of their employment agreements to certain non-competition provisions during the term of the employment and for 18 months thereafter and certain non-solicitation restrictions for a period of two years after termination of employment.

Smith, Porter, Lawrence, Absher and Durbin.    If we terminate Ms. Smith’s, Mr. Porter’s, Mr. Lawrence’s, Ms. Absher’s or Ms. Durbin’s employment for cause under the terms of their respective employment agreements or under the applicable law or if any such executive terminates his or her own employment without good reason, then we have no further payment obligations to him or her, except accrued and unused vacation. If the employment of any of these executives is terminated due to death or disability, such executive or his or her respective estate shall be entitled to: (i) any applicable life insurance or disability benefits; (ii) a pro-rata share of

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any applicable bonus as determined by our Board; (iii) payment of any cash incentive due under the 2013 Cash Plan; (iv) vesting of SARs, restricted stock and/or stock options to the extent permitted by the terms of the applicable equity incentive plan and award or grant agreements; and (v) to the extent permitted by the 401(k) Plan and BRP, crediting of any Company contributions attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

If we terminate Mr. Porter’s employment without cause, if Mr. Porter terminates for good reason, or if we do not renew his employment agreement, pursuant to his employment agreement, he shall be entitled to: (i) a lump sum payment equal to 1.5 times his then current annual base salary; (ii) a cash payment in lieu of a bonus equal to the greater of (a) 1.5 times the average annual bonus he received for the five fiscal year period ending with our last completed fiscal year prior to the termination or (b) his annual bonus target as established by our Board for our last completed fiscal year prior to the termination, the foregoing when combined with (i) not to exceed two times the executive’s then current annual base salary; and (ii) to the extent permitted by the 401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

If we terminate Ms. Smith’s, Mr. Lawrence’s, Ms. Absher’s or Ms. Durbin’s employment without cause, if he or she terminates for good reason, or if we do not renew his or her employment agreement, pursuant to their respective employment agreements, such executive will be entitled to: (i) an amount equal to two times the executive’s then current annual base salary; and (ii) to the extent permitted by the 401(k) Plan and BRP, crediting of any Company contribution attributable to the plan year of the termination and accelerated vesting of any unvested Company contributions to such accounts.

Under Ms. Smith’s Mr. Porter’s, Mr. Lawrence’s, Ms. Absher’s and Ms. Durbin’s employment agreements, “cause” is defined as the executive’s: (i) theft, embezzlement, fraud, financial impropriety, any other act of dishonesty relating to such executive’s employment or any willful violation of Company policies or directives or laws, rule or regulations applicable to CMC; (ii) willful commission of acts that would support the finding of a felony or lesser crime involving fraud, dishonesty, misappropriation or moral turpitude; (iii) failure to perform the duties and obligations under such executive’s employment agreement; or (iv) commission of an act in performing such executive’s duties amounting to gross negligence or willful misconduct.

Under Mr. Porter’s employment agreement, “good reason” is defined as our breach of the agreement, a significant reduction in the executive’s responsibilities or compensation, or our requiring the executive to work at a location more than 50 miles from our current location. Under Ms. Smith’s, Mr. Lawrence’s, Ms. Absher’s and Ms. Durbin’s employment agreements, “good reason” is defined as our breach of the agreement or a significant reduction in the executive’s responsibilities or compensation.

EECAs.    In August 2020, each of the then serving NEOs entered into an amended and restated EECA. The EECA is intended to ensure that we will have the continued attention and dedication of the executive during events that might lead to, and in the event of, a Change in Control of the Company. Should a Change in Control occur, we have agreed to continue to employ each executive for a period of two years thereafter (the “Employment Period”). The EECAs terminate two years after a Change in Control.

During the Employment Period, each executive will continue to receive: (i) an annual base salary equal to at least the executive’s base salary before the Change in Control; (ii) cash bonus opportunities equivalent to that available to the executive under our annual and long-term cash incentive plans in effect immediately preceding the Change in Control; and (iii) continued participation in all incentive plans, including equity incentive, savings, deferred compensation, retirement plans, welfare benefit plans and other employee benefits on terms no less favorable than those in effect during the 90-day period immediately preceding the Change in Control.

If the executive’s employment is terminated during the Employment Period for other than cause or disability (including Constructive Termination (as defined below)), the EECA requires us to pay certain severance benefits to the executive in a lump sum within 30 days following termination. The severance benefits for Mses. Smith, Absher and Durbin and Messrs. Porter and Lawrence include an amount equal to unpaid salary, vacation pay and certain other amounts considered to have been earned prior to termination as well as two times the sum of (i) the highest annual base salary in effect at any time during the five year period prior to the Change in Control and (ii) the executive’s target cash bonus opportunity for the performance period in which the termination date occurs.

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Under the terms of the EECA, the severance paid is determined based on a multiple of salary only and does not include a multiple of salary plus bonus. Company contributions to retirement plans and participation, including that of the executive’s eligible dependents, in Company provided welfare plan benefits will be continued for two years following termination. The executive shall become fully vested in all stock incentive awards and all stock options shall remain exercisable for the remainder of their term. The EECA contains a “double trigger” in that there must be present both a Change in Control and a termination of the executive in order to trigger severance payments under these agreements. We believe that this double trigger is a reasonable trigger for severance compensation under the EECAs and that these agreements provide a mechanism for eliminating the distraction to the executives that is inherent in change in control events.

The EECA does not provide for a “tax gross up” reimbursement payment by us to the executive for taxes, including excise taxes under Section 4999 of the Code, which the employee may owe as a result of receipt of payments under the EECA. The EECA does require us to determine if the payments to an executive under the EECA combined with any other payments or benefits to which the executive may be entitled (in aggregate the “Change in Control Payments”) would result in the imposition on the executive of the excise tax under Section 4999. We will either reduce the Change in Control Payments to the maximum amount which would not result in imposition of the Section 4999 excise tax or pay the entire Change in Control Payment to the executive if, even after the executive’s payment of the Section 4999 excise tax, the executive would receive a larger net amount.

In the event the executive is terminated more than two years following a Change in Control, no severance benefits are provided under the EECA. The EECA provides that the executive not disclose any confidential information relating to us and, for a period of one year following termination of employment, not compete with the business as conducted by the Company within 100 miles of a Company facility nor solicit or hire employees of the Company or knowingly permit (to the extent reasonably within the executive’s control) any business or entity that employs the executive or in which the executive has an ownership interest to hire Company employees. If a court rules that the executive has violated these provisions, the rights of the executive under the EECA will terminate.

Mr. Kirkpatrick’s Separation. In connection with Mr. Kirkpatrick’s departure from the Company, Mr. Kirkpatrick and the Company entered into a separation and release agreement on February 28, 2020. The separation and release agreement supersedes the EECA between Mr. Kirkpatrick and the Company, except with regard to Mr. Kirkpatrick’s confidentiality, non-competition and non-solicitation obligations in the EECA. In addition, Mr. Kirkpatrick agreed to certain ongoing cooperation obligations contained in the separation agreement, including providing transition services to the Company through October 1, 2020. In consideration for Mr. Kirkpatrick’s release and waiver of claims and agreement to comply with the non-competition and non-solicitation obligations referenced in the separation and release agreement, the Company agreed to pay Mr. Kirkpatrick: (i) an aggregate amount equal to $360,000 in two equal lump sum payments; (ii) Mr. Kirkpatrick’s prorated fiscal year 2020 annual performance bonus, at Target, as approved by the Company’s Compensation Committee; (iii) twenty days of accrued, unused vacation pay; and (iv) reimbursement for the monthly COBRA premium paid by Mr. Kirkpatrick for himself and his eligible dependents for COBRA coverage under the Company’s group health plan.

Plan Awards.    In addition to the EECAs, although our existing equity incentive plan provides for accelerated vesting of stock-based awards as a result of a Change in Control, as defined by such plan, we have adopted a “double trigger” requirement for new equity awards effective fiscal year 2019 such that vesting will accelerate only if the participant has a qualifying termination within 24 months after a qualifying change in control event. A “qualifying termination” means retirement occurring at least 12 months after the award’s grant date, termination as a result of the participant’s permanent disability, or termination by us without cause or by the participant for good reason. Further, the 2013 Cash Plan provides that in the event of a Change in Control, the Compensation Committee has discretion to take action to determine the extent to which incentive compensation is considered earned and payable during any performance period, consistent with the requirements of Section 162(m) of the Code, and further consistent with our best interests.

The EECA, cash and equity incentive plans define a Change in Control to be the occurrence of one of the following events: (i) the acquisition of twenty-five percent (25%) or more of our outstanding voting securities; (ii) the

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replacement of a majority of the members of our Board by directors not approved by the incumbents; (iii) the sale of substantially all of our assets to an entity of which we own less than fifty percent (50%) of the voting securities; or (iv) the merger of the Company resulting in the pre-merger stockholders of the Company not controlling at least fifty percent (50%) of the post-merger voting securities. The EECA defines Constructive Termination as the failure to maintain the executive in the position held by him or her prior to the Change in Control, a material adverse change in the executive’s responsibilities, the failure to pay the amounts due to the executive under the EECA, the failure of any successor to the Company to assume the EECA, or requiring the executive to relocate more than 50 miles from his workplace.

In order to describe the payments and benefits that are triggered for each event, we have created the following tables for each NEO estimating the payments and benefits that would be paid under each element of our compensation program assuming that the NEO’s employment terminated or the Change in Control occurred on August 31, 2020, the last day of our 2020 fiscal year. In all cases the amounts were valued as of August 31, 2020, based upon, where applicable, a closing share price on August 31, 2020 of $20.87.

The amounts in the following tables are calculated as of August 31, 2020 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

Barbara R. Smith Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$—	$—	$2,150,000	$—	$—	$2,150,000	$—	$—
Annual Cash Incentive Bonus(1)	$—	$—	$—	$—	$—	$2,092,500	$2,092,500	$2,092,500
Long-term Incentives Restricted Stock Unvested and Accelerated(2)	$—	$—	$—	$—	$876,269	$10,826,897	$4,759,328	$4,759,328
Stock Options / SARs Unvested and Accelerated(2)	$—	$—	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$—	$—	$—	$—	$—	$441,979	$—	$—
Welfare Continuation Benefit(4)	$—	$—	$—	$—	$—	$71,254	$—	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—	$—	$1,000,000
Disability Benefits(5)	$—	$—	$—	$—	$—	$—	$1,502,500	$—
Accrued Vacation Pay(6)	$82,692	$82,692	$82,692	$82,692	$—	$82,692	$82,692	$82,692

Total	$82,692	$82,692	$2,232,692	$82,692	$876,269	$16,475,322	$9,247,021	$8,744,521

(1)

Amounts reported for base salary and annual bonus are calculated pursuant to Ms. Smith’s employment agreement and EECA described on pages 49 through 51. As noted in footnote 7 below, Ms. Smith is not eligible for ordinary retirement.

(2)

Pursuant to the terms of the grant agreements, awards granted in fiscal year 2018 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Compensation Committee) and vest 100% upon a Change in Control. Awards granted in fiscal year 2019 and 2020 vest pro rata only upon death or permanent disability and continue to vest following retirement at least one year after the grant date for the award. Awards granted in fiscal year 2019 and 2020 also include a “double trigger” under which they will vest 100% upon termination of service within 24 months of a change in control event as a result of permanent disability, by the Company without cause or by the recipient for good reason, or retirement at least one year after the grant date for the award.

(3)

Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for the termination year, as well as two years after, based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels. Per the August 2020 amended and restated EECA, compensation from equity vestings is not eligible compensation for benefit and perquisite programs.

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(4)	Amounts reported are based on estimated costs for two years based upon calendar year 2020 premiums and actual calendar year 2020 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)

As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Ms. Smith is not eligible for ordinary retirement based on her length of service with the Company.

Paul J. Lawrence Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$—	$—	$1,100,000	$—	$—	$1,100,000	$—	$—
Annual Cash Incentive Bonus(1)	$—	$—	$—	$—	$—	$715,000	$715,000	$715,000
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$—	$—	$—	$—	$45,726	$1,642,386	$605,490	$605,490
Stock Options / SARs Unvested and Accelerated(2)	$—	$—	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$—	$—	$—	$—	$—	$110,225	$—	$—
Welfare Continuation Benefit(4)	$—	$—	$—	$—	$—	$68,617	$—	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—	$—	$1,000,000
Disability Benefits(5)	$—	$—	$—	$—	$—	$—	$4,683,500	$—
Accrued Vacation Pay(6)	$42,308	$42,308	$42,308	$42,308	$—	$42,308	$42,308	$42,308

Total	$42,308	$42,308	$1,142,308	$42,308	$45,726	$3,678,535	$6,046,298	$2,362,798

(1)

Amounts reported for base salary and annual bonus are calculated pursuant to Mr. Lawrence’s employment agreement and EECA described on pages 49 through 51. As noted in footnote 7 below, Mr. Lawrence is not eligible for ordinary retirement.

(2)

Pursuant to the terms of the grant agreements, awards granted in fiscal year 2018 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Compensation Committee) and vest 100% upon a Change in Control. Awards granted in fiscal year 2019 and 2020 vest pro rata only upon death or permanent disability and continue to vest following retirement at least one year after the grant date for the award. Awards granted in fiscal year 2019 and 2020 also include a “double trigger” under which they will vest 100% upon termination of service within 24 months of a change in control event as a result of permanent disability, by the Company without cause or by the recipient for good reason, or retirement at least one year after the grant date for the award.

(3)

Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for the termination year, as well as two years after, based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels. Per the August 2020 amended and restated EECA, compensation from equity vestings is not eligible compensation for benefit and perquisite programs.

(4)	Amounts reported are based on estimated costs for two years based upon calendar year 2020 premiums and actual calendar year 2020 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)

As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Mr. Lawrence is not eligible for ordinary retirement based on his length of service with the Company.

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Tracy L. Porter Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$—	$—	$1,500,000	$—	$—	$1,500,000	$—	$—
Annual Cash Incentive Bonus(1)	$—	$—	$—	$—	$—	$1,500,000	$1,500,000	$1,500,000
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$1,730,283	$1,730,283	$1,730,283	$—	$340,264	$4,183,746	$1,730,283	$1,730,283
Stock Options / SARs Unvested and Accelerated(2)	$—	$—	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$—	$—	$—	$—	$—	$252,010	$—	$—
Welfare Continuation Benefit(4)	$—	$—	$—	$—	$—	$61,252	$—	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—	$—	$1,000,000
Disability Benefits(5)	$—	$—	$—	$—	$—	$—	$1,143,000	$—
Accrued Vacation Pay(6)	$57,692	$57,692	$57,692	$57,692	$—	$57,692	$57,692	$57,692

Total	$1,787,975	$1,787,975	$3,287,975	$57,692	$340,264	$7,554,700	$4,430,975	$4,287,975

(1)	Amounts reported for base salary and bonus are calculated pursuant to Mr. Porter’s employment agreement and EECA described on pages 49 through 51.
(2)

Pursuant to the terms of the grant agreements, awards granted in fiscal year 2018 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Compensation Committee) and vest 100% upon a Change in Control. Awards granted in fiscal year 2019 and 2020 vest pro rata only upon death or permanent disability and continue to vest following retirement at least one year after the grant date for the award. Awards granted in fiscal year 2019 and 2020 also include a “double trigger” under which they will vest 100% upon termination of service within 24 months of a change in control event as a result of permanent disability, by the Company without cause or by the recipient for good reason, or retirement at least one year after the grant date for the award. We have assumed that except for termination with cause, the Compensation Committee would have consented to vesting of awards upon retirement or permitted early retirement.

(3)

Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for the termination year, as well as two years after, based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels. Per the August 2020 amended and restated EECA, compensation from equity vestings is not eligible compensation for benefit and perquisite programs.

(4)	Amounts reported are based on estimated costs for two years based upon calendar year 2020 premiums and actual calendar year 2020 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)

As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

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Jody K. Absher Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$—	$—	$670,000	$—	$—	$670,000	$—	$—
Annual Cash Incentive Bonus(1)	$—	$—	$—	$—	$—	$301,500	$301,500	$301,500
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$—	$—	$—	$—	$9,162	$75,424	$28,367	$28,367
Stock Options / SARs Unvested and Accelerated(2)	$—	$—	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$—	$—	$—	$—	$—	$28,433	$—	$—
Welfare Continuation Benefit(4)	$—	$—	$—	$—	$—	$39,430	$—	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—	$—	$670,000
Disability Benefits(5)	$—	$—	$—	$—	$—	$—	$6,945,000	$—
Accrued Vacation Pay(6)	$25,769	$25,769	$25,769	$25,769	$—	$25,769	$25,769	$25,769

Total	$25,769	$25,769	$695,769	$25,769	$9,162	$1,140,556	$7,300,636	$1,025,636

(1)

Amounts reported for base salary and bonus are calculated pursuant to Ms. Absher’s employment agreement and EECA described on pages 49 through 51. As noted in footnote 7 below, Ms. Absher is not eligible for ordinary retirement.

(2)

Pursuant to the terms of the grant agreements, awards granted in fiscal year 2018 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Compensation Committee) and vest 100% upon a Change in Control. Awards granted in fiscal year 2019 and 2020 vest pro rata only upon death or permanent disability and continue to vest following retirement at least one year after the grant date for the award. Awards granted in fiscal year 2019 and 2020 also include a “double trigger” under which they will vest 100% upon termination of service within 24 months of a change in control event as a result of permanent disability, by the Company without cause or by the recipient for good reason, or retirement at least one year after the grant date for the award.

(3)

Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for the termination year, as well as two years after, based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels. Per the August 2020 amended and restated EECA, compensation from equity vestings is not eligible compensation for benefit and perquisite programs.

(4)	Amounts reported are based on estimated costs for two years based upon calendar year 2020 premiums and actual calendar year 2020 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)

As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Ms. Absher is not eligible for ordinary retirement based on her length of service with the Company.

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EXECUTIVE COMPENSATION

Jennifer J. Durbin Executive Benefits and Payments Upon Termination	Voluntary Resignation	Retirement (7)	Involuntary Termination Without Cause or Good Reason Termination	For Cause Termination	CIC With No Termination	CIC Involuntary or Good Reason Termination	Permanent Disability	Death
Termination Compensation:
Base Salary(1)	$—	$—	$600,000	$—	$—	$600,000	$—	$—
Annual Cash Incentive Bonus(1)	$—	$—	$—	$—	$—	$270,000	$270,000	$270,000
Long-term Incentives Restricted Stock/PSUs Unvested and Accelerated(2)	$—	$—	$—	$—	$9,308	$75,570	$28,493	$28,493
Stock Options / SARs Unvested and Accelerated(2)	$—	$—	$—	$—	$—	$—	$—	$—
Benefits and Perquisites:
BRP, 401(k) and Profit Sharing Contributions(3)	$—	$—	$—	$—	$—	$29,196	$—	$—
Welfare Continuation Benefit(4)	$—	$—	$—	$—	$—	$24,504	$—	$—
Life Insurance Proceeds	$—	$—	$—	$—	$—	$—	$—	$600,000
Disability Benefits(5)	$—	$—	$—	$—	$—	$—	$8,017,000	$—
Accrued Vacation Pay(6)	$23,077	$23,077	$23,077	$23,077	$—	$23,077	$23,077	$23,077

Total	$23,077	$23,077	$623,077	$23,077	$9,308	$1,022,347	$8,338,570	$921,570

(1)

Amounts reported for base salary and bonus are calculated pursuant to Ms. Durbin’s employment agreement and EECA described on pages 49 through 51. As noted in footnote 7 below, Ms. Durbin is not eligible for ordinary retirement.

(2)

Pursuant to the terms of the grant agreements, awards granted in fiscal year 2018 vest pro rata upon death, permanent disability or following retirement or permitted early retirement (subject to consent of the Compensation Committee) and vest 100% upon a Change in Control. Awards granted in fiscal year 2019 and 2020 vest pro rata only upon death or permanent disability and continue to vest following retirement at least one year after the grant date for the award. Awards granted in fiscal year 2019 and 2020 also include a “double trigger” under which they will vest 100% upon termination of service within 24 months of a change in control event as a result of permanent disability, by the Company without cause or by the recipient for good reason, or retirement at least one year after the grant date for the award.

(3)

Amounts reported represent a calculation of employer contributions to the 401(k) and BRP plans for the termination year, as well as two years after, based on the amounts received under the terms of the EECA. Because the employer contributions to the BRP are based on the amounts received under the EECA, the estimated employer contribution to the BRP will fluctuate based on changes in compensation levels. Per the August 2020 amended and restated EECA, compensation from equity vestings is not eligible compensation for benefit and perquisite programs.

(4)	Amounts reported are based on estimated costs for two years based upon calendar year 2020 premiums and actual calendar year 2020 coverage.
(5)	Represents the aggregate value of permanent disability benefits to be paid in monthly installments until executive is age 67.
(6)

As required by state law and our vacation program, we will pay any earned but unused vacation pay after termination of employment for any reason. Amount shown assumes the executive is entitled to the full annual vacation benefit at termination.

(7)	Ms. Durbin is not eligible for ordinary retirement based on her length of service with the Company.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, and in accordance with applicable SEC interpretive guidance, we are providing the ratio of the annual total compensation of our chief executive officer (CEO), Ms. Smith, to the annual total compensation of our median employee as of August 31, 2020. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

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EXECUTIVE COMPENSATION

Our principal executive officer is Ms. Smith, Chairman of the Board, President and Chief Executive Officer. Ms. Smith had annual total compensation of $9,038,341 in fiscal year 2020, as reflected in the Summary Compensation Table. Our median employee’s (excluding the CEO) annual total compensation in fiscal year 2020 was $53,355. Therefore, we estimate that Ms. Smith’s annual total compensation for 2020 was 169 times that of our median employee.

We identified the median employee using total taxable income, or equivalent, applied on a consistent basis to all employees as of August 31, 2020, the last day of our 2020 fiscal year. As of that date, we had 12,387 employees globally. In determining the employee population to be used to calculate the compensation of the median employee, the Company has included 10,034 of its employees in the United States and 2,341 of its employees in Poland while excluding 12 employees in China, who represent less than 5% of our total employees, as permitted under the applicable SEC de minimis exemption. As a result, the employee population that we used for determining the compensation of our median employee, including all full-time and part-time employees of the Company and its consolidated subsidiaries, amounted to 12,375. The compensation of permanent employees who did not work for the entire year has not been annualized. Earnings of our employees in Poland were converted from PLN to U.S. dollars using the average exchange rate for the 90 day period ending August 31, 2020 which is 3.8418 PLN to $1.00 which is consistent with conversions for other purposes. The Company determined its median employee utilizing total taxable income, or equivalent, consistently applied to all included employees for the Company’s last completed fiscal year 2020. We then utilized the same rules which we apply to the calculation of total compensation of the Company’s NEOs, as reflected in the Summary Compensation Table, to determine the annual total compensation of our median employee.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Risk Assessment – Company-wide Compensation Policies and Programs

The Compensation Committee has established and plans to continue to refine Company-wide compensation policies and programs that reward contributions to long-term stockholder value and do not promote unnecessary or excessive risk-taking. In furtherance of this objective, the Compensation Committee undertook, during our most recently ended fiscal year, an assessment of our compensation arrangements, including those for our NEOs. In conducting this assessment, the Compensation Committee asked FW Cook, its independent compensation consultant to perform, among other things, a review of our (i) compensation philosophy, (ii) peer group companies, (iii) compensation mix, (iv) cash and equity-based incentive plans, and (v) administrative procedures. The Compensation Committee also asked FW Cook to examine our cash and equity-based compensation plans in comparison to market practices.

The considerations and findings of the assessment by the Compensation Committee included:

•	The Compensation Committee believes that the distribution of compensation among our core compensation elements focuses our employees on both the nearer-term and long-term performance of the Company.

•	Our cash incentive compensation programs include both financial and operational measures intended to be aligned with the Company’s short-, medium- and long-term business goals.

•	Our equity-based incentive awards provide for payouts over a multi-year period so that our NEOs remain focused on our performance beyond the immediate fiscal year.

•

Our cash and equity-based awards contain a range of performance levels, multiple metrics and payouts to discourage executives from taking risky actions to meet a single target with an all-or-nothing result of compensation or no compensation.

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EXECUTIVE COMPENSATION

•	Caps on awards to certain executives, limits on maximum award size and our clawback policy also limit risk under the Company’s incentive plans.

•	A cap is placed on the number of shares of common stock of CMC that may be awarded to any director in any fiscal year.

•	Executives and directors are encouraged to hold a meaningful number of shares of CMC’s common stock pursuant to our stock ownership policy.

•

The target long-term incentive awards are designed to achieve, when combined with base salary and the target Annual Cash Incentive Bonus, total compensation at approximately the 50th percentile of Peer Data and, when achieving maximum performance, to reach total compensation at the upper quartile of Peer Data.

Based upon this assessment, the Compensation Committee does not believe that our Company-wide compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

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NON-EMPLOYEE DIRECTOR COMPENSATION

The compensation arrangements for non-employee directors are described below. The following table and footnotes outline the compensation paid to our non-employee directors for fiscal year 2020, as well as the outstanding equity awards held by the non-employee directors as of August 31, 2020. Ms. Smith did not receive fees for her service on our Board during fiscal year 2020.

Fiscal Year 2020 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Vicki L. Avril-Groves	$125,458	$119,997	$—	$245,455
Lisa M. Barton	$82,500	$119,997	$—	$202,497
Rhys J. Best	$125,000	$119,997	$—	$244,997
Richard B. Kelson	$122,042	$119,997	$—	$242,039
Peter R. Matt	$32,336	$65,750	$—	$98,086
Rick J. Mills	$124,084	$119,997	$—	$244,081
Sarah E. Raiss	$125,639	$117,563	$—	$243,202
J. David Smith	$127,000	$119,997	$—	$246,997
Charles L. Szews	$132,277	$119,997	$—	$252,274
Joseph C. Winkler	$155,000	$119,997	$—	$274,997

(1)

No non-employee directors elected to receive their fiscal year 2020 cash director fees in the form of common stock or RSUs. Ms. Barton’s and Mr. Matt’s total compensation includes prorated annual retainer fees, meetings fees and committee fees based on their respective Board commencement dates.

(2)

Includes the grant date fair value of equity awards granted in fiscal year 2020 and calculated in accordance with FASB ASC Topic 718. Assumptions used in determining these values can be found in Note 15 to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K, which was filed with the SEC on October 15, 2020. Seven of the non-employee directors were granted restricted stock awards (“RSAs”), one of the non-employee directors was granted RSUs, and two of the non-employee directors elected to defer the equity portion of their annual retainer fee in RSUs to be paid following their termination of service on our Board. Each RSA and RSU equity award, excluding awards granted to Mr. Matt as described below, vests on January 8, 2021, provided such director is still serving as a director and has not had an accelerated vesting event, such as retirement, death, permanent disability or a change in control. The prorated RSA equity award granted to Mr. Matt will vest on June 15, 2021. As of August 31, 2020, each individual who served as a non-employee director during fiscal year 2020 had outstanding the following number of deferred RSUs, RSAs or RSUs:

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NON-EMPLOYEE DIRECTOR COMPENSATION

Director	Deferred Restricted Stock Units	Restricted Stock/ Restricted Stock Units
Vicki L. Avril-Groves	26,161	5,179
Lisa M. Barton	—	5,179
Rhys J. Best	—	5,179
Richard B. Kelson	65,330	—
Peter R. Matt	—	3,587
Rick J. Mills	113,276	—
Sarah E. Raiss	15,183	5,179
J. David Smith	—	5,179
Charles L. Szews	—	5,179
Joseph C. Winkler	—	5,179
(3)

In addition, costs of less than $5,000 per director were incurred by us in connection with certain spouses attending activities related to the 2020 annual meeting of stockholders. We incurred costs associated with meals and entertainment for each director and accompanying guest, if present.

Director Retainers and Fees

None of our employees receive additional compensation for serving as a director. In addition, if the Board or any committee holds more than ten meetings in a calendar year, members of the Board and such committee are entitled to receive Board and committee meeting fees of $2,000 per additional meeting attended. Our non-employee directors receive annual retainer fees for Board and committee service as set forth below:

	Retainer ($)
Annual Director Retainer (the “Annual Director Retainer”)	$220,000	(1)
Lead Director	$35,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$17,500
Finance Committee Chair	$12,000
Nominating & Corporate Governance Committee Chair	$12,000
Audit Committee Member	$15,000
Compensation Committee Member	$10,000
Finance Committee Member	$10,000
Nominating & Corporate Governance Committee Member	$10,000

(1)

In fiscal year 2020, directors received $120,000 of the Annual Director Retainer in equity paid annually and $100,000 in cash paid quarterly. The equity portion of the Annual Director Retainer was fully issued in deferred RSUs, RSAs or RSUs in the 2020 calendar year. Additionally, any director may elect to be paid the cash portion of the Annual Director Retainer or committee retainer(s) in common stock. CMC maintains a Non-Employee Director Deferred Compensation Program under which non-employee directors may defer all or a portion of their compensation until their separation from our Board.

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NON-EMPLOYEE DIRECTOR COMPENSATION

Director Stock Ownership Guidelines

Under CMC’s stock ownership guidelines, non-employee directors are required to own Company common stock equal in value to five times such person’s annual cash retainer, and each non-employee director has five years from joining the Board to achieve this threshold.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee for fiscal year 2020 were Ms. Avril-Groves (Chairman) and Messrs. Kelson, Mills and Winkler. In addition, Ms. Raiss served on the Compensation Committee through January 8, 2020, when she was appointed to the Audit Committee. No member of the Compensation Committee was at any time during fiscal year 2020, or at any other time, an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving either as a member of our Compensation Committee or as a member of our Board. There were no relationships requiring disclosure under Item 404 of Regulation S-K or Item 407(e)(4) of Regulation S-K that involved any member of the Compensation Committee during the last fiscal year.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Bryan Porter, son of our Executive Vice President and Chief Operating Officer, Tracy L. Porter, is employed by us as Director of Operations for CMC Steel South Carolina. In this capacity, he was paid cash compensation, including base salary and annual bonus, of $415,501.40 for his services during fiscal year 2020, which is in line with CMC’s normal pay policies and practices. He received total taxable compensation of $486,171.00, including life insurance, car allowance and the tax value of restricted stock that vested in fiscal year 2020. Tracy L. Porter does not directly or indirectly determine the compensation or job position of Bryan Porter.

Since 1978, we have had a Code of Conduct that applies to all directors, officers and employees (collectively, “Covered Persons”). The Code of Conduct, as amended and effective as of January 1, 2010, can be found in the Corporate Governance section of our website at www.cmc.com. The Code of Conduct prohibits a Covered Person from engaging in transactions in which he or she may have a conflict of interest without first disclosing the potential conflict of interest to his or her supervisor and seeking prior approval. Additionally, we have adopted a written policy regarding review and approval of related party transactions by the Audit Committee (the “Related Person Transactions Policy”).

CMC’s Related Person Transactions Policy defines a “Related Person Transaction” as any transaction involving an amount in excess of $120,000 in which the Company is a participant and in which a Related Person (as defined below) has or will have a direct or indirect material interest, including, without limitation, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. The Related Person Transactions Policy also contains categories of certain transactions that our Board has identified as not constituting Related Person Transactions, because such transactions are not deemed to create a direct or indirect material interest for the Related Person.

A “Related Person” is (i) an executive officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of more than 5% of any class of voting securities of the Company or (iii) an immediate family member of any of the persons identified in clauses (i) or (ii). Immediate family members include a person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such person, and any individual (other than a tenant or employee) sharing the household of such person.

Under the Related Person Transactions Policy, each Related Person Transaction must be approved or ratified in accordance with the guidelines set forth in the policy (i) by the Audit Committee or (ii) if the Audit Committee determines that the approval or ratification of such Related Person Transaction should be considered by all of the disinterested members of our Board, by such disinterested members of our Board by the vote of a majority thereof. In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of our Board, as the case may be, shall consider all factors that in their discretion are relevant to the Related Person Transaction.

No director participates in any discussion or approval of a Related Person Transaction for which he or she is a Related Person, except that the director is required to provide all material information concerning the Related Person Transaction to the Audit Committee or disinterested directors reviewing such transaction.

Except as described herein, there were no transactions considered to be a Related Person Transaction since the beginning of CMC’s 2020 fiscal year through the date of this proxy statement.

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AUDIT COMMITTEE REPORT

The following report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

Our Board annually selects the members of the Audit Committee. During fiscal year 2020, the members of the Audit Committee were Messrs. Szews (Chairman since January 9, 2020), Best, Smith and Ms. Raiss. In addition, Mr. Mills served as the Chairman of the Audit Committee through January 8, 2020, when he was appointed to the Compensation Committee. Our Board has determined that each member of the Audit Committee is qualified to serve. Our Board has determined that each member of the Audit Committee satisfies all applicable financial literacy requirements, and each member is independent as required by the Sarbanes-Oxley Act and as “independent” is defined by the listing standards of the NYSE. Our Board has determined that Messrs. Best, Mills, Smith and Szews meet the definition of “audit committee financial expert” as defined by the SEC. During fiscal year 2020, the Audit Committee met seven times.

Roles and Responsibilities

The Audit Committee’s responsibilities are outlined in a charter approved by our Board, a current copy of which can be found on our website at www.cmc.com under the Governance and Board of Directors section. On an annual basis, the Audit Committee conducts a self-assessment review and also reviews and assesses the adequacy of its charter.

The role of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities related to the integrity of the Company’s financial statements and disclosures, the Company’s compliance with legal and regulatory requirements, the Company’s procedures for monitoring compliance with the Company’s Code of Conduct and Business Ethics, the qualifications, independence and performance of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and the Company’s internal control systems. The Audit Committee, among other activities described in its charter, has sole authority for the appointment (subject to stockholder ratification), compensation, retention, oversight, termination and replacement of the independent registered public accounting firm, recommends to our Board whether the audited financial statements should be included in our Annual Report on Form 10-K, reviews quarterly financial statements and earnings press releases with management and the independent registered public accounting firm, reviews with our internal audit staff and independent registered public accounting firm our controls and procedures and is responsible for approving all audit and engagement fees of the independent registered public accounting firm. The Audit Committee also participates in the selection of the Company’s lead audit partner. The Audit Committee regularly meets independently as a committee and separately from management with the internal audit staff, the independent registered public accounting firm, as well as the Chief Financial Officer and the General Counsel.

Management of the Company has the responsibility for the preparation, presentation and integrity of the Company’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing the Company’s financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm.

Fiscal 2020 Actions

During fiscal year 2020, management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States. The

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AUDIT COMMITTEE REPORT

Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2020 with management and with the independent registered public accounting firm. These discussions included a review of the reasonableness of significant judgments and estimates, the quality, not just acceptability, of the Company’s accounting principles, disclosures and such other matters as are required to be discussed by the Statement on Auditing Standards No. 1301 (Communications with Audit Committees). In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC rules. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent registered public accounting firm its independence under such standards and has determined that the services provided by Deloitte & Touche LLP are compatible with maintaining its independence.

Fiscal 2020 Audited Financial Statements

Based on the Audit Committee’s discussions with management, the Company’s internal auditors and Deloitte & Touche LLP, and the Audit Committee’s review of the audited financial statements, including the representations of management and Deloitte & Touche LLP with respect thereto, and subject in all cases to the limitations on the role and responsibilities of the Audit Committee referred to above and set forth in the Audit Committee charter, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements for the fiscal year ended August 31, 2020 be included in the Company’s Annual Report on Form 10-K as filed on October 15, 2020 with the SEC.

Charles L. Szews, Chairman

Rhys J. Best

Sarah E. Raiss

J. David Smith

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PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021, subject to stockholder ratification. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1959. The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of CMC and its stockholders. Fees billed by Deloitte & Touche LLP to us for services provided in the fiscal years ended August 31, 2020 and August 31, 2019 were:

Type of Fees	Fiscal Year 2020	Fiscal Year 2019
Audit Fees	$3,252,773	$4,244,413
Audit-Related Fees	$—	$—
Tax Fees	$2,220	$—
All Other Fees	$6,154	$6,154
Total	$3,261,127	$4,250,567

“Audit Fees” are fees billed by Deloitte & Touche LLP for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and for the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, or for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit and review of our financial statements. “Tax Fees” are billed by Deloitte & Touche LLP for professional services for tax compliance, tax advice and tax planning. “All Other Fees” are fees billed by Deloitte & Touche LLP for any services not included in the first three categories. For fiscal years 2020 and 2019, “All Other Fees” consisted of fees billed for use of the Deloitte Accounting Research Tool, formerly the Deloitte Technical Library, an online research tool.

The Audit Committee has adopted the following practices regarding the engagement of our independent registered public accounting firm to perform services for us:

For audit services (including statutory audit engagements as required under local country laws), the independent registered public accounting firm shall provide the Audit Committee with an engagement letter outlining the scope and fee budget proposal for the audit services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter and budget for audit services will be formally accepted by the Audit Committee.

For non-audit services, Company management periodically submits to the Audit Committee for pre-approval a list of non-audit services that it recommends the Audit Committee engage the independent registered public accounting firm to provide for the fiscal year. Company management and the independent registered public accounting firm each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided. The Audit Committee will review and approve, as it considers appropriate, both the list of permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process. All of the services described above were approved by the Audit Committee pursuant to these pre-approval processes. The Audit Committee considers non-audit fees and services when assessing auditor independence.

To ensure prompt handling of unexpected matters, the Audit Committee may periodically delegate to the Chairman of the Audit Committee the authority to amend or modify the list of approved permissible non-audit

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PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

services and fees. The Chairman of the Audit Committee will report any action taken in this regard to the Audit Committee at the next Audit Committee meeting.

The Audit Committee has specifically charged the independent registered public accounting firm with the responsibility of ensuring that all audit and non-audit services provided to us have been pre-approved by the Audit Committee. The CFO and independent registered public accounting firm are responsible for tracking all of the independent registered public accounting firm’s fees against the pre-approved budget for such services and periodically reporting that status to the Audit Committee.

Representatives of Deloitte & Touche LLP will attend the virtual Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions submitted in advance of the Annual Meeting. Our Board requests that stockholders ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the independent registered public accounting firm to conduct the audit of our financial statements for the fiscal year ending August 31, 2021. In the event that the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change should be made.

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power represented in person (virtually) or by proxy at the Annual Meeting is required to adopt the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021.

The Audit Committee and our Board recommend a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

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PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing stockholders with an advisory, non-binding vote on the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules, which is commonly referred to as a “say-on-pay vote.” At the 2018 annual meeting, stockholders were also asked to vote on a proposal seeking their views as to whether the say-on-pay vote should be held every year, every two years or every three years. A majority of stockholders voting on the matter indicated a preference for holding such vote on an annual basis. Accordingly, our Board decided, as previously disclosed, that the advisory vote on executive compensation will be held on an annual basis at least until the next non-binding stockholder vote on the frequency with which the advisory vote on executive compensation should be held.

As disclosed in the Compensation Discussion and Analysis (which starts on page 30 of this proxy statement), CMC believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. The objectives of CMC’s executive compensation program are to:

•	facilitate the attraction and retention of top-caliber talent;

•	align executive pay with performance;

•	align the interests of our executives with those of our stockholders; and

•	offer median base salaries and competitive employee benefits coupled with meaningful short- and long-term “variable” incentives dependent upon achieving the financial performance goals.

Within the objectives listed above, the Compensation Committee generally believes that it is in the interests of CMC and its stockholders that the “variable” compensation performance metrics should be:

•	primarily based on pre-established performance goals;

•	designed to compensate based upon a combination of individual, business unit and Company performance; and

•	established and communicated early in the performance period in order to align individual performance with Company goals.

While our annual say-on-pay vote is advisory, we value the opinions of our stockholders and carefully and thoughtfully consider our stockholders’ concerns and opinions in our annual evaluation of our executive compensation program.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of the named executive officers of CMC, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation tables and accompanying narrative discussion, is approved.”

Vote Required

The affirmative vote of the holders of a majority of the shares having voting power represented in person (virtually) or by proxy at the Annual Meeting is required to adopt the proposal to approve the advisory resolution relating to the compensation of our NEOs as disclosed in this proxy statement. The say-on-pay vote is an advisory vote only, and therefore it will not bind CMC or our Board. However, our Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation.

Our Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our NEOs as disclosed in this proxy statement.

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EQUITY COMPENSATION PLANS

The following table presents information about our equity compensation plans as of August 31, 2020:

	A.	B.	C.
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))

Equity compensation plans approved by security holders	2,245,637	$18.79	5,669,972

Equity compensation plans not approved by security holders	—	—	—

Total	2,245,637	$18.79	5,669,972

GENERAL

The annual report to stockholders for fiscal year 2020 has been mailed to stockholders with this proxy statement or previously, if requested, and is also available to stockholders online at www.proxydocs.com/CMC by using the control number on your proxy card and on the Notice Regarding the Availability of Proxy Materials. The annual report does not form any part of the material for the solicitation of proxies.

We will bear the cost of soliciting proxies on behalf of CMC. Our directors, officers and employees may also solicit proxies by mail, telephone, facsimile, personal contact or through online methods. We will reimburse their expenses for doing this. We will also reimburse banks, brokers, trusts and other nominees for their costs in forwarding proxy materials to beneficial owners of our common stock.

2022 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

It is currently contemplated that our 2022 annual meeting of stockholders will take place on or about January 12, 2022. Pursuant to regulations of the SEC, in order to be included in our proxy statement for the 2022 annual meeting, stockholder proposals must be received at our principal executive offices, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, no later than July 26, 2021 and must comply with additional requirements established by the SEC. Pursuant to our fourth amended and restated bylaws, a stockholder proposal to bring business before the 2022 annual meeting of stockholders submitted outside of the processes established in Rule 14a-8 promulgated by the SEC or to nominate a person for election to the Board pursuant to the advance notice provisions of our fourth amended and restated bylaws will be considered untimely before September 8, 2021 and untimely after October 8, 2021.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders pursuant to the advance notice provisions on the same basis that it evaluates other nominees for director, provided stockholders submit the required information in writing in a timely manner addressed to the attention of the Nominating and Corporate Governance Committee and delivered to our principal executive offices, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary. A

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2022 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

stockholder wishing to formally nominate a director for election at a stockholder meeting must comply with the advance notice provisions in our fourth amended and restated bylaws addressing stockholder nominations of directors.

Pursuant to the proxy access provisions of our fourth amended and restated bylaws, a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years, may nominate and include in our proxy materials director nominees constituting up to 20% of the Board or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our fourth amended and restated bylaws. To include a nominee for our Board in our proxy materials, a compliant nomination notice for the 2022 annual meeting must be received at our principal executive offices, 6565 North MacArthur Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, no earlier than June 26, 2021 and no later than July 26, 2021. The nomination notice must contain the information required by the proxy access provisions of our fourth amended and restated bylaws.

OTHER BUSINESS

Management knows of no other matter that will come before the Annual Meeting. However, if other matters do come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment.

By Order of the Board of Directors,

JODY K. ABSHER

Corporate Secretary

November 23, 2020

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APPENDIX A

Reconciliation of Non-GAAP Financial Measures

This proxy statement contains financial measures not derived in accordance with generally accepted accounting principles (“GAAP”). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted earnings from continuing operations for compensation purposes (“Adjusted Earnings”) is a non-GAAP financial measure that is equal to earnings from continuing operations before certain acquisition and integration related costs, facility closure costs, debt extinguishment costs and asset impairment costs. Adjusted Earnings should not be considered an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. Adjusted Earnings is used as an incentive plan metric within our annual and long-term incentive performance plans for management. Adjusted Earnings may be inconsistent with similar measures presented by other companies.

Adjusted EBITDA for compensation purposes (“Adjusted EBITDA”) is a non-GAAP financial measure. Adjusted EBITDA is the sum of earnings from continuing operations before interest expense and income taxes. It also excludes recurring non-cash charges for depreciation and amortization. Adjusted EBITDA also excludes the amortization of acquired unfavorable contract backlog, certain acquisition and integration related costs, facility closure costs, debt extinguishment costs and asset impairment costs. Adjusted EBITDA should not be considered an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. Adjusted EBITDA is used as an incentive plan metric within our annual and long-term incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

A reconciliation of earnings from continuing operations to Adjusted Earnings and Adjusted EBITDA is provided below:

Amounts Shown in Thousands	2018	2019	2020
Earnings from Continuing Operations Before Income Taxes	$165	$268	$371

Adjustments:
Acquisition and integration-related costs and other	$33	$12	$32
Facility closure costs	$—	$4	$11
Debt extinguishment costs	$—	$—	$2
Asset impairment costs	$14	$0	$7
Total Adjustments:	$47	$16	$52

Adjusted Earnings Before Taxes for Compensation Purposes	$212	$284	$423

Income taxes at projected effective tax rate	$74	$65	$106
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS FOR COMPENSATION PURPOSES	$138	$219	$317
Interest expense	$35	$71	$62
Income taxes at projected effective tax rate	$74	$65	$106
Depreciation and amortization	$132	$159	$166
Amortization of acquired unfavorable contract backlog	$—	($75)	($29)
ADJUSTED EBITDA FOR COMPENSATION PURPOSES	$379	$440	$621

A-1	Amended & Restated by the Board: November 19, 2020

ANNUAL MEETING OF COMMERCIAL METALS COMPANY Date: Wednesday, January 13, 2021 Time: 10:00 A.M. (Central Standard Time) Place: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/CMC for more details. See Voting Instruction on Reverse Side. Please make your marks like this: Use dark black pencil or pen only The Board of Directors recommends a vote FOR the election of the director nominees in proposal 1 and FOR proposals 2 and 3. 1: Election of Directors 01 Vicki L. Avril-Groves 02 Barbara R. Smith 03 Joseph C. Winkler For Withhold Recommend Directors For For For 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2021. For Against Abstain For 3: Advisory vote on executive compensation. For To attend the Annual Meeting of Commercial Metals Company, please visit www.proxydocs.com/CMC for virtual meeting registration details. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Commercial Metals Company to be held on Wednesday, January 13, 2021 for Holders as of November 18, 2020 This proxy is being solicited on behalf of the Board of Directors INTERNET VOTE BY: TELEPHONE Call www Go To .proxypush.com/CMC Cast your vote online. View meeting documents. 866-362-4503 Use any touch-tone telephone. Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. OR MAIL OR Mark, sign and date your Proxy Card/Voting Instruction Form. Detach your Proxy Card/Voting Instruction Form. Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned stockholder(s) of Commercial Metals Company hereby appoints Barbara R. Smith, Paul J. Lawrence and Jody K. Absher, or any of them, as proxy holders, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2021 annual meeting of stockholders of Commercial Metals Company (the “Annual Meeting”) to be held virtually on January 13, 2021 at 10:00 a.m., Central Standard Time, and any adjournment or postponement of the Annual Meeting, according to the number of votes which the undersigned is entitled to cast at the Annual Meeting, hereby revoking any proxies previously executed by the undersigned for the Annual Meeting. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. PROXY TABULATOR FOR COMMERCIAL METALS COMPANY P.O. BOX 8016 CARY, NC 27512-9903

Revocable Proxy—Commercial Metals Company Annual Meeting of Stockholders January 13, 2021 10:00 a.m. (Central Standard Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned stockholder(s) of Commercial Metals Company hereby appoints Barbara R. Smith, Paul J. Lawrence and Jody K. Absher, or any of them, as proxy holders, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 2021 annual meeting of stockholders of Commercial Metals Company (the “Annual Meeting”) to be held virtually on January 13, 2021 at 10:00 a.m., Central Standard Time, and any adjournment or postponement of the Annual Meeting, according to the number of votes which the undersigned is entitled to cast at the Annual Meeting, hereby revoking any proxies previously executed by the undersigned for the Annual Meeting. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2 and 3. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) Please separate carefully at the perforation and return just this portion in the envelope provided.